Exhibit (a)(3)

[BROADVIEW LETTERHEAD]

DISCLOSURE DOCUMENT

June 4, 2015

Dear Shareholder,

After careful consideration, our Board of Directors (the “Board”) and a special committee of the Board (the “Special Committee”) have concluded that the costs and burdens associated with our being a public company are not justified by the benefits. As a result, we intend to engage in a transaction that will result in the termination of the registration of our common stock under the federal securities laws and the conversion of Broadview into a privately-held Company held entirely by Mr. Terry L. Myhre (“Mr. Myhre”), our controlling shareholder. This will eliminate the significant expense and management and staff time required to comply with the reporting and related requirements under the federal securities laws, eliminate the burdens of being publicly traded, and provide the flexibility and benefits of being a privately-held company.

The Transaction is a reverse split of our common stock whereby each 3,384,409 shares of our common stock will be converted to one share of our common stock (the “Reverse Split”), with holders who would otherwise receive a fraction of one whole share after completion of the reverse split receiving cash in lieu of fractional interests in an amount equal to $0.05 per share for each pre-split share that becomes a fractional interest (the cash payment, together with the Reverse Split, referred to as the “Transaction”). As a result of the Transaction, shareholders owning fewer than 3,384,409 shares of our common stock on a pre-split basis at the close of business on June 26, 2015, the date on which the Reverse Split will be implemented, which is planned to be all shareholders other than Mr. Myhre, will no longer be shareholders of the Company and Mr. Myhre will be Broadview’s sole shareholder. The $0.05 per share price to be paid for fractional shares represents the fair value for a share of our common stock as determined by the Special Committee, which was established by the Board to evaluate and review the Transaction. The Special Committee based this determination upon, among other things, the valuation report of the Company’s common stock by Apex Financial Services, Inc., its financial advisor.

The Special Committee and the Board reviewed the proposed Transaction and considered its substantive and procedural fairness to shareholders who will have all of their shares cashed out in the Transaction. As part of the review, the Special Committee retained an independent financial advisor, Apex Financial Services, Inc., which has provided the Special Committee with a valuation analysis of the per-share value of our common stock. After careful consideration, the Special Committee and the Board have determined that the transaction is substantively and procedurally fair and in the best interests of Broadview and the shareholders whose entire shareholdings will be cashed out in the Transaction.

Under Minnesota law, our Board may amend our Articles of Incorporation to implement the reverse split without the approval of the shareholders. Therefore, we are not seeking shareholder approval for this action and no vote is sought in connection with this action. Under Minnesota law, shareholders are entitled to dissenters’ rights of appraisal in connection with this type of going private transaction. The attached Disclosure Document contains details on the proposed Transaction and we urge you to read it very carefully.

Thank you for your continued support.

Jeffrey D. Myhre
Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Disclosure Document. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Disclosure Document and all of its exhibits. For your convenience, we have directed your attention to the location in this Disclosure Document where you can find a more complete discussion of each item listed below.

As used in this Disclosure Document, “Broadview,” the “Company”, “we,” “our” and “us” refer to Broadview Institute, Inc. and its subsidiaries, and the “Transaction” refers to the Reverse Split discussed below, together with the related cash payments to the shareholders in lieu of fractional shares of our common stock.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because it is intended to, and, if completed, it will enable us to, terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). In connection with the Transaction, we and Mr. Terry L. Myhre, our controlling shareholder, have jointly filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

Reverse Split	•

We will effect a share combination, or “Reverse Split,” of our common stock, whereby each 3,384,409 outstanding shares of common stock will be converted into one whole share, and in lieu of our issuing fractional shares to shareholders who would otherwise own less than one whole share of common stock after effectiveness of the share combination, we will pay cash equal to $0.05, multiplied by the number of pre-Reverse Split shares held by such shareholder who owns fewer than 3,384,409 shares immediately prior to the Reverse Split (which is anticipated to be all shareholders other than Mr. Terry L. Myhre, our controlling shareholder). Such shareholders with fewer than 3,384,409 shares immediately prior to the Reverse Split will, on the Effective Date, have no further equity interest in Broadview and will become entitled only to a cash payment equal to $0.05 multiplied by the number of pre-split shares. See “Background—Structure of the Transaction” starting on page 18.

Record Date	•

The shareholders whose shares of common stock will be converted into the right to receive cash payment in exchange for fractional is expected to be determined on June 26, 2015, the same date as the Effective Date.

Effective Date	•	The filing of an amendment to the Company’s Articles of Incorporation to effect the Reverse Split is expected to be made on June 26, 2015, the same date as the Record Date.

Purpose of Transaction	•

The purpose of the Transaction is to reduce the number of record holders of our common stock to one, thereby allowing us to become a privately-held company and no longer subject to SEC reporting requirements.  We would cease our SEC reporting by filing a Form 15 Certificate of Termination of Registration with the SEC under Section 12(g)(4) of the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports, and we would not be required to comply with the SEC’s proxy rules, which require us to distribute proxy statements to our shareholders. This deregistration of our common stock will also have the effect of terminating the quotation of our common stock on the OTCQB, and as a privately-held company, solely owned by Mr. Myhre, all public trading of our stock will cease. See “Special Factors—Purpose of the Transaction” starting on page 8, and “Background—Structure of the Transaction” starting on page 18.

Valuation Report of the Financial Advisor to the Special Committee	•

Apex Financial Services, Inc. (“Apex”), which served as financial advisor to the Special Committee of our Board of Directors (the “Special Committee”) and to the Board of Directors (the “Board”) delivered a written valuation report (the “Valuation Report”) to the Special Committee indicating that the cash value of a share of Company common stock, as of the March 31, 2015 effective date of the appraisal contained therein, was between negligible and $0.05 per share. See “Special Factors—Reports, Opinions or Appraisals” starting on page 13. A copy of the Valuation Report is included herewith as Annex A.

Fairness Determination and Approval by Special Committee and Board of Directors	•

 After careful consideration, the Special Committee and the Board have determined that the Transaction is substantively and procedurally fair to and in the best interest of all Shareholders of the Company whose entire shareholdings will be cashed out in the Transaction (which is planned to be all shareholders other than Mr. Myhre). In making this determination, the Board considered many factors, including the analysis and conclusions set forth in the Valuation Report of Apex. Based on their determinations, the Special Committee and the Board have approved the Transaction. See “Special Factors—Background of the Transaction” starting on page 5 and “Special Factors— Fairness of the Transaction” starting on page 9.

Fairness Determination by Controlling Shareholder	•

Mr. Myhre has adopted the analysis and conclusions set forth in the Valuation Report of Apex, as well as the findings of our Special Committee and Board regarding the Transaction. Mr. Myhre believes that the Transaction is substantively and procedurally fair to the shareholders of the Company whose entire shareholdings will be cashed out in the Transaction (which is planned to be all shareholders other than Mr. Myhre). See “Special Factors—Background of the Transaction” starting on page 5.

Continuing Shareholder	•

Following the Transaction, Mr. Myhre, who currently beneficially owns 96.5% of our common stock and serves as Chairman of the Board, will be the sole shareholder of the Company. See “Special Factors—Effects of the Transaction” starting on page 11.

Source of Funds	•	The funds for the Transaction will come from our currently available cash. See “Source and Amount of Funds” starting on page 17.

Tax Consequences	•

A shareholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock. See “Federal Income Tax Consequences of the Transaction” starting on page 21.

Shareholder Rights	•

Under Minnesota law, the Transaction does not require approval by our shareholders. However, shareholders are entitled to dissenters’ rights with respect to the Transaction under the Minnesota Business Corporation Act (the “MBCA”). Upon effectiveness of the Transaction, any shareholder who believes that the cash out price of $0.05 per share is too low will have the right to object and pursue dissenters’ rights to have a court in Minnesota determine the fair value of such shareholder’s fractional share and to be paid the difference between the appraised value determined by the court and the $0.05 per pre-split share price if the appraised value determined by the court is higher. A dissenters’ rights notice is included as Appendix C to this Disclosure Document. See “Special Factors—Shareholder Approval” starting on page 15 and “Special Factors—Dissenters’’ Rights” starting on page 16.

Reservation of Right to Terminate or Change Transaction	•

The Board retains the right to terminate the Transaction if it determines that the Transaction is not in the best interest of Broadview and its shareholders. If we determine to cancel the Transaction, we may pursue other strategies which will result in our going private.

Payment and Exchange of Shares	•

Shareholders should not send stock certificates to the Company or its transfer agent at this time. As soon as practicable after the Transaction, our transfer agent will send each shareholder owning fewer than 3,384,409 pre-Reverse Split shares an instruction letter describing the procedure and “Letter of Transmittal” for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates, each such shareholder will be entitled to receive the cash payment, without interest, from the transfer agent. See “Special Factors—Effects of the Transaction” starting on page 12.

Shareholders With Shares Held in Street Name	•

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Disclosure Document is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. We intend to treat shareholders holding common stock in street name in substantially the same manner as shareholders whose shares are registered in their names for purposes of the Transaction, meaning that shareholders holding common stock in street name will have their shares converted into the right to receive cash in the Transaction.

SPECIAL FACTORS

Background of the Transaction

In 1996, Terry L. Myhre (“Mr. Myhre”) purchased a controlling interest in C Square Educational Enterprises, Inc., which at that time, operated a single campus in Salt Lake City, Utah under the Utah Career College name. Mr. Myhre invested in Broadview Institute, Inc. in March 2003, becoming its single largest shareholder, and subsequently became the Company’s Chairman and CEO. Mr. Myhre is currently the Company’s Chairman, and his son, Jeffrey D. Myhre, serves as the Company’s CEO. In July 2005, Broadview Institute, Inc. purchased C Square Educational Enterprises, Inc. The acquisition was accounted for as a merger of an entity under common control since Mr. Myhre had a controlling interest in both entities.

During the period of Mr. Myhre’s controlling ownership of Broadview Institute, Inc., the Company began to expand in size, opening four additional branch campuses as well as a fully-online division, from 2007 through 2011. While the Company did begin to realize profitability during this growth period, we have experienced a significant downturn in profitability during the past four fiscal years. The expansion of our number of locations preceding this downturn has caused the Company to rely heavily on Mr. Myhre for financial support.

Since March 2012, Mr. Myhre has executed transactions with the Company that have resulted in cash inflows from financing activities totaling $17,587,500. These transactions include:

●

The Company entered into a Line of Credit Authorization agreement (the “Line of Credit”) with Mr. Myhre on March 30, 2012. The Line of Credit is unsecured, and allows for the Company to borrow from Mr. Myhre up to $3,000,000 of aggregate principal borrowings upon the request of the Company. The Line of Credit has a fixed annual interest rate of 4.0% and expires April 1, 2017. The Company has borrowed a total of $4,000,000 under the Line of Credit through March 31, 2015, with the balance outstanding on this date being $1,400,000.

●

On March 30, 2012, Mr. Myhre exercised his right under a warrant to purchase 650,000 shares of common stock from the Company at an exercise price of $1.25 per share, for a total cash payment of $812,500, which warrant was granted to Mr. Myhre on March 30, 2005 as part of the Company’s Series B Preferred Stock financing.

●

On March 29, 2013, Mr. Myhre purchased 4,500,000 shares of Series B Preferred Stock at a price of $1.00 per share. Each share of Series B Preferred Stock included a detachable warrant to purchase two shares of the Company’s common stock for $0.50 per share. Additionally, on the same date, Mr. Myhre purchased 4,500,000 shares of common stock at a price of $0.25 per share. Total cash proceeds from the two transactions were $5,625,000.

●	On March 28, 2014, the Company issued 70,000,000 shares of common stock to Mr. Myhre for $4,900,000.

●

On March 30, 2015, the Company issued 4,500,000 shares of common stock to Mr. Myhre through his exercising a portion of rights under a warrant issued on March 29, 2013. Mr. Myhre paid an aggregate exercise price of $2,225,000.

This financial support from Mr. Myhre has been necessary for the Company to meet its current obligations. Additionally, these transactions have greatly aided the Company’s ability to comply with various regulatory requirements applicable to the Company as an educational institution. Due to projected losses continuing in the near future, we anticipate that the Company may continue to rely on Mr. Myhre for financial support, the degree of such support depending on management’s ability to adequately contain costs against future revenue.

As a result of the capital contributions from Mr. Myhre, we have nearly exhausted the authorized shares of the Company that are available for issuance in consideration for additional capital contributions from Mr. Myhre or other funding sources. Of our 100,000,000 authorized shares, 87,976,252 are issued and outstanding as of March 31, 2015. Of the 16,523,748 shares available for issuance, 4,500,000 are reserved for Mr. Myhre’s warrant to purchase additional common stock, and 740,000 shares are reserved for the Company’s Equity Incentive Plan, leaving only 11,283,748 shares available for issuance. Based on the recent trading prices of our common stock, the value of the authorized but unissued shares is insufficient to raise the additional capital necessary to continue our operations.

We incur direct and indirect costs associated with being a publicly traded company and complying with the Exchange Act’s filing and reporting requirements imposed on public companies. Our direct costs include legal, accounting, filing and printing fees that we incur in connection with the preparation, review, filing and dissemination of our public reports. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial.

However, for many years, we have derived minimal or no benefits from being a publicly traded SEC-reporting company. Our common stock has failed to attract significant interest from institutional investors or market research attention, which could have created a more active and liquid market for our common stock. Moreover, our common stock is quoted on the OTCQB, and stocks quoted on the OTCQB are often less liquid than stocks traded on national securities exchanges, not only in terms of the number of shares that can be bought and sold at a given price, but also in terms of delays in the timing of transactions and reduced coverage of such stocks by security analysts and the media. As a result, our common stock’s trading volume has remained extremely low, with trades occurring on only 5 of 64 trading days during our quarter ended March 31, 2015.

Relatively low trading volume of our shares and our low market capitalization has reduced the traditional liquidity benefits to our shareholders of being a public. In addition, our Board does not presently intend, or believe it is feasible, to raise capital through sales of securities in a public offering or to acquire other businesses or entities using stock as consideration. Accordingly, we are not likely to be able to make use of the advantages for raising capital, effecting acquisitions or other purposes that our status as a publicly-held reporting company is supposed to provide. For a more detailed discussion of the ways in which we have not enjoyed the benefits typically afforded public company status, please see “Special Factors—Reasons for the Transaction.”

In consummating the equity transactions noted above with Mr. Myhre, the Company has spent significant time and financial resources in appropriately valuing the transaction prices amid concerns about fairness to the Company’s minority shareholders. The Company has hired a valuation specialist on multiple occasions to assist with pricing equity transactions, as the minimal trading volume in the open market has not provided adequate information in the opinion of management. Such concerns would be less expensive and exhaustive of Company resources were the Company’s stock not publicly traded.

Additional legal and regulatory costs that relate to being a publicly-traded company include SEC filings and compliance, proxy solicitation and annual meeting coordination, and consultation with accountants and attorneys familiar with SEC and PCAOB regulatory compliance.

Due to the need for annual financial contributions from Mr. Myhre to meet our financial obligations, our Board, outside advisors, management, and Mr. Myhre have had discussions from time to time over the past several years regarding a number of strategic alternatives for the future of the Company. These discussions included a wide range of potential transactions and various methods by which the Company could be taken private, including by Mr. Myhre. See Special Factors—Alternatives to the Transaction” for a summary of alternatives considered.

In June 2014, members of Company management and the chairman of the Board were approached by, and participated in preliminary discussions, with a business broker who has expertise in the proprietary post-secondary education industry and was interested in representing the Company in a sale process. The preliminary discussions centered around the process that would be required to evaluate the market for a sale of the Company and the likely value that a buyer would be willing to pay for the Company in such potential sale. However, discussions with the business broker did not proceed beyond preliminary stages due to the low initial valuation proposed by the business broker, which was approximately $1 million to $5 million, at which range of prices the proceeds from the sale of the Company would have been paid entirely to Mr. Myhre as the holder of the Company’s outstanding shares of Series B Preferred Stock in order to meet the liquidation preference of such class of stock.

During November 2014, members of Company management made a proposal to an executive of a company in the proprietary post-secondary education industry, pursuant to which proposal the executive would make a $500,000 investment in the Company in exchange for a 10% equity interest and then join the Company’s management team as chief executive officer. The executive did not join the Company because he was not interested in leading a public company. The Company has conducted no further negotiations with this individual, and there is no expectation that the individual will join the Company following the closing of the Transaction.

By the fall of 2014, discussions regarding strategic alternatives for the Company began to focus on finding a means by which the Company could be taken private with the fewest administrative, regulatory and financial burdens to the Company, and management researched and analyzed with legal counsel the benefits and drawbacks of various alternatives.

In November 2014, management discussed with the Board management’s research and analysis of various alternatives by which the Company could be taken private. After discussing such analysis and the benefits and costs of the various alternatives, the Board approved the creation of a two-member Special Committee, composed of James Redpath and Robert Kramarczuk, the two independent Board members, to explore the alternative of going private through a reverse stock split. The Board granted the Special Committee full authority to approve or disapprove the Company going private through a reverse stock split and to ensure that such a transaction, if approved, is structured in a manner and approved through a process that is fair to the shareholders other than Mr. Myhre. The Board placed no restrictions on the authority of the Special Committee to consider, approve or disapprove the Company going private through a reverse stock split. The Special Committee was granted authority to engage in discussions with professional advisors and to engage a financial advisor with respect to the potential going private transaction.

In December 2014, the Special Committee approved the engagement of Apex Financial Services, Inc. (“Apex”), an independent third-party valuation firm to assist in analyzing the feasibility of a reverse stock split by determining a range of potential per-share values that would be paid to the shareholders whose would be in the reverse stock split. The Special Committee chose Apex because its experience in providing valuations of this type and because Apex was familiar with the Company as a result of previously providing valuations reports of the Company in relation to Mr. Myhre’s capital contributions. The engagement was formalized by an engagement letter dated January 30, 2015. The Special Committee determined that it was not necessary to retain separate legal counsel because Fredrikson & Bryon, P.A. (“Fredrikson”), which serves as legal counsel to the Company and the Special Committee, was providing, and had in recent years provided, only limited legal services to the Company, minimizing the potential of conflicts of interest. The Special Committee also considered that the nature of the transaction made financial matters the greater concern with regard to conflicts of interest, that Mr. Myhre was represented by separate legal counsel, and that using Fredrikson would result in transaction cost savings for the Company.

On February 12, 2015, at a meeting of the Company’s Board, the Special Committee reported on the process it had conducted with regard to analysis of a potential transaction and the remaining process it would conduct to reach a determination regarding whether it would approve a going private transaction.

On February 13, 2015, the Special Committee held a meeting attended by members of the Special Committee and a representative of Fredrikson. Members of the Special Committee and legal counsel discussed the process by which a reverse stock split would be completed and the possible timing for such process. The Special Committee authorized Fredrikson to begin drafting a Schedule 13E-3 to demonstrate the types of disclosure that would be required to complete a going private transaction.

On March 13, 2015, Fredrikson distributed an initial draft of the Schedule 13E-3, including this Disclosure Document, to the Special Committee for review and discussion.

On March 16, 2015, Company management provided financial projections for the Company’s 2016-2019 fiscal years to Apex for purposes of Apex’s valuation analysis.

On March 19, 2015, the Special Committee held a meeting, attended by the members of the Special Committee and representatives of Fredrikson, to discuss the draft Schedule 13E-3 and the disclosure requirements related to the potential reverse stock split.

On April 6, 2015, the Special Committee held a meeting, attended by the members of the Special Committee and representatives of Apex and Fredrikson, to further discuss the progress of the valuation of the Company’s common stock. The representatives of Apex provided preliminary conclusions regarding the valuation. Members of the Special Committee then asked Apex questions about the valuation process conducted by Apex and the effective date of the valuation. The Special Committee directed Apex to provide a valuation report as of the end of the Company’s March 31, 2015 fiscal year, rather than as of the end of the December 31, 2014 fiscal quarter.

On April 20, 2015, the Special Committee held a meeting with representatives of Apex and Fredrikson to discuss Apex’s preliminary valuation analysis for the March 31, 2015 effective date. Apex provided the Special Committee with a summary of the methodology used in the valuation analysis and answered questions from the Special Committee regarding such methodology. Apex also informed the Special Committee that the valuation would provide a range of value for the Company’s common stock of negligible to $0.05 per share. Following the conference call, Apex distributed a draft of its valuation report to members of the Special Committee and Fredrikson for review.

On April 23, 2015, the Special Committee held a meeting with representatives of Fredrikson to discuss the draft valuation report provided by Apex. During the conference call, the Special Committee determined that, subject to receipt of the final report from Apex, proceeding with a reverse stock split at a valuation of $0.05 per pre-reverse split share would be substantively and procedurally fair to the shareholders, other than Mr. Myhre, whose entire shareholdings would be cashed out in the potential reverse stock split. The Special Committee also provided the draft report to Company management for review of Apex’s use of management’s projections and Company financial information.

On April 28, 2015, Apex provided the Special Committee with its final valuation report, which was substantively identical to the draft report, with non-substantive minor corrections and clarifications.

On April 29, 2015, after receipt of the final valuation report, the Special Committee held a meeting, attended by members of the Special Committee, representatives of Fredrikson, Mr. Myhre, and Mr. Myhre’s legal counsel, during which the Special Committee explained to Mr. Myhre that the Special Committee had made a preliminary determination that it will recommend a reverse stock split that would cash out the Company’s other shareholders based on a valuation of $0.05 per pre-reverse split share. The Special Committee also summarized for Mr. Myhre the valuation report provided by Apex and how it reached the $0.05 per share price. Mr. Myhre informed the Special Committee that he intended to support such transaction.

On May 5, 2015, Fredrikson circulated an updated draft of the Schedule 13E-3 that included a summary of the Apex valuation report and incorporated comments from Company management and the Special Committee and developments since the prior draft.

On May 6, 2015, the Special Committee held a meeting attended by representative of Fredrikson to further discuss the proposed Transaction. The Fredrikson representatives provided a summary of the process in considering the Transaction to date, including a discussion of fiduciary duties of the Special Committee and the Board, alternative methods to accomplish the objectives of the proposed Transaction, and the effects of the proposed Transaction, and participated in a question and answer session with the Special Committee regarding those topics. The Special Committee also discussed issues relating to the advantages and disadvantages of the proposed the Transaction, alternatives to the Company, and the fairness to shareholders whose entire shareholdings would be cashed out in such a Transaction, and the remaining shareholder. The Special Committee then: (i) determined that the Transaction, as preliminarily approved by the Special Committee on April 29, 2015 is substantively and procedurally fair and in the best interests of the Company, our shareholders who will be cashed out in the Transaction, and Mr. Myhre; (ii) approved the Transaction, including the fairness of the amount to be paid to shareholders whose stock would be entirely cashed out, which is intended to be all shareholders other than Mr. Myhre; and (iii) resolved to recommend the Transaction to the full Board.

Immediately following the May 6, 2015 meeting of the Special Committee, the full Board held a meeting, attended by all of its members and by representatives of Fredrikson, to discuss the conclusions and recommendations of the Special Committee. The Board engaged in a discussion regarding the Special Committee’s recommendation, including the Special Committee’s deliberation process, the advantages and disadvantages of the proposed Transaction to the Company and its shareholders, the fairness of the proposed Transaction to both the shareholders who will be entirely cashed out and Mr. Myhre, the consideration to be paid to shareholders whose entire shareholdings would be cashed out in the reverse stock split, and the expected effects of the Transaction. Following this discussion, the Board, other than Mr. Myhre who abstained, unanimously adopted and approved the Transaction as recommended by the Special Committee.

Purpose of the Transaction

The purpose of the Reverse Stock Split is to allow us to terminate the registration of our common stock under the Exchange Act and to become a privately-held company with ownership of all of our outstanding equity securities vested in Mr. Terry L. Myhre.

As a result of the termination of our registration and reporting obligations under the Exchange Act:

●

We would not be required, and we do not intend, to file annual, quarterly and current reports which are due after we file the notice of termination of registration. We currently file Annual Reports on Form 10-K, which include our audited year-end financial statements, Quarterly Reports on Form 10-Q, which include unaudited quarterly and year-to-date financial statements, and Current Reports on Form 8-K, which report significant events.

●	We would not be required to file a proxy or information statement in connection with a meeting of shareholders or with an information statement in connection with action taken without a meeting.

●	We would not be subject to the provisions of Sarbanes-Oxley.

●	Our officers, directors and 10% shareholders would not be required to file beneficial ownership reports on Forms 3, 4 and 5.

●	Holders who beneficially own 5% or more of our common stock would not be required to file statements of beneficial ownership on Schedule 13D or 13G.

As a result of becoming a privately-held company, owned entirely by Mr. Myhre.

●	The Company would not be required to incur the expense of engaging a valuation expert in connection with capital contributions from Mr. Myhre, which have been required annually in recent years.

●	The Company will be able to more easily share resources with other entities owned or controlled by Mr. Myhre.

Following the consummation of the Transaction and the deregistration of the Company’s common stock, the Company anticipates that it will simplify its corporate governance structure, including reducing the size of the Board and eliminating the Board’s independent committees.

Reasons for the Transaction

Our equity ownership is highly concentrated, with Mr. Myhre having beneficial ownership of approximately 96.5% of our outstanding shares of common stock.  This ownership and management structure in a public reporting company exacerbates our compliance costs (which average approximately $200,000 per year in the aggregate and which we have tried to reduce by seeking competitive pricing from professional service providers, insurance carriers, financial printers, and transfer agents), resulting in us incurring significant, fixed public company costs for the ostensible benefit of a disproportionately small group of shareholders (in terms of ownership percentage). In addition, as a result of our concentrated ownership, a number of our remaining shareholders hold extremely small, illiquid positions in the Company, which are difficult to sell (with or without incurring meaningful brokerage costs). Moreover, as Mr. Myhre has been required to make capital contributions to the Company to provide for the Company’s continuing operations and to ensure that the Company meets certain federal regulatory requirements, the Company has been required to incur expense in valuing the Company’s shares to ensure that such transactions are fair to the remaining shareholders. The Reverse Split ratio of 3,384,409 for 1 was determined with the intent of ensuring that Mr. Myhre will be the Company’s only shareholder following the Transaction and that Mr. Myhre would only be entitled to a de minimus amount of cash in exchange for fractional shares.

Our Board of Directors and Special Committee determined to implement the Reverse Split at this time, as opposed to earlier or later, because of the confluence of a number of the factors discussed above, including the cost savings relating to terminating our registration under the Exchange Act being highly attractive in the current operating environment and our trading market being thin and progressively more so and the benefit of greater flexibility that would be available to Broadview as a private company solely owned by Mr. Myhre; however, no specific factor was determinative in connection with the timing of the Reverse Split.  In addition, Mr. Myhre expressed a desire to be the sole shareholder of the Corporation pursuant to the terms of the Reverse Stock Split.

In addition to the benefits to the Company, the Transaction will provide all shareholders other than Mr. Myhre with an efficient way to cash out their investment because we will pay all transaction costs in connection with the Transaction, pay a price for the shares that is above recent trading prices and at the top of the range of per-share values from Apex’s Valuation Report, and provide a means of liquidity in an illiquid market. Without the Transaction, shareholders with small holdings would likely incur brokerage fees that are disproportionately high relative to the market value of our common stock and, as a result of the illiquid trading market, would likely need to sell significantly below any reported market price to liquidate their holdings or spend significant time looking for a purchaser for their holdings.

Fairness of the Transaction

In the course of reaching its decision to implement the Transaction, the Special Committee, on behalf of the Company and the Board, considered various factors that would affect the shareholders whose shares will be cashed-out in the Transaction. The Special Committee, on behalf of the Company, made its determination that the Transaction was fair to the shareholders that will be cashed-out in the Transaction. The Special Committee’s determination was based on the following factors:

The following factors, favorable to the determination that the Transaction is fair to the shareholders whose entire shareholdings will be cashed out, were considered by the Special Committee:

•

the financial valuation report of Apex Financial Services, Inc. (“Apex”), that, as of March 31, 2015, the effective date of the appraisal contained therein, considering the results of the report taken as a whole, without attributing any particular weight to or reaching a conclusion based on any specific analysis, the final implied equity value range of the Company’s common stock is negligible to $0.05 per share;

•	the cash value of $0.05 per share being paid to shareholders whose entire shareholdings will be cashed out in the Transaction is at the top of the range of Apex’s valuation report;

•	the current market price of our common stock on the OTCQB;

•	the historical market prices of our common stock on the OTCQB for the past three years;

•

the value being paid to the shareholders whose entire shareholdings will be cashed out in the Transaction is 67% higher than the reported market price of the Company’s common stock, based on the $0.03 closing price on May 5, 2015 (the date immediately preceding the date of the most recent determination by the Special Committee of the fairness of the Transaction), supporting the Special Committee’s determination of the fairness of the consideration to be paid to shareholders who will receive a cash payment in lieu of fractional shares in the Reverse Split; and

•

the ability of smaller shareholders to receive cash for their shares without being burdened by disproportionately high service fees or brokerage commissions and without incurring the difficulty in finding a buyer for their holdings in an illiquid market.

As stated above, if we cease being a public company and being subject to the reporting requirements under the Exchange Act, we estimate that our cash savings will be approximately $200,000 per year, including legal, accounting and printing fees attributable to such reporting requirements. Moreover, cessation of such reporting requirements will avoid the need for management to spend significant time and effort preparing and reviewing our Exchange Act filings.

The most weight was given to the factors relating to the price to be paid for fractional shares and to the disproportionate public company costs and expenses relative to our size that we currently incur.

The following factors, disfavorable to the determination that the Transaction is fair to the shareholders whose entire shareholdings will be cashed out, were also considered by the Special Committee:

•

following the Transaction, all of the shareholders other than Mr. Myhre will cease to hold any equity interest and will lose their ability to participate in our future growth, if any, or benefit from increases, if any, in the value of our common stock;

•	the Transaction is being effected under the MBCA without the approval of at least a majority of unaffiliated shareholders;

•

the Board or Special Committee did not select an independent representative to act solely on behalf of the independent shareholders, which, coupled with the lack of shareholder vote, gave unaffiliated shareholders no say in negotiating the terms of the Transaction; and

•	the payment in lieu of fractional shares is a taxable transaction for shareholders to the extent that the cash payment exceeds their tax basis in Company common shares.

The Special Committee did not consider the following factors for the reasons stated below:

•	purchase prices paid by the Company for shares of its common stock in the past two years, because the Company did not make any such purchases;

•

the per-share values of the capital contributions by Mr. Myhre, including his recent warrant exercise at an exercise price of $0.50 per share, because the capital contributions by Mr. Myhre were intended solely to ensure the Company had sufficient capital to fund its operations and to meet regulatory requirements and were not negotiated in a manner intended to ensure that Mr. Myhre received Company securities with a market value equal to his contribution;

•

any firm offers during the past two years for the merger or consolidation of the Company, the sale or other transfer of all or substantially all of the Company’s assets, or the purchase of the Company’s common stock that would enable the holder to exercise control of the Company because, although the Company has periodically engaged in preliminary discussions with third parties for this type of transaction, the Board and the Special Committee did not consider any of the discussions to have reached the level of firm offers and none were on terms that the Board or the Special Committee believed would be in the best interests of the Company or our shareholders;

•

the liquidation value of the Company, because the Special Committee did not believe that this measurement would be representative of the Company’s value or meaningful to its analysis, since the Company is an active business, and the Board has not considered a liquidation as a potential strategic alternative; and

•

the net book value of the Company, because the Special Committee believed that this value would under-represent the true value of the Company, as it is a measurement of only the assets of the business at a point in time, without taking into account the value of the business as an operating entity and its future prospects.

The Special Committee, on behalf of the Company, determined that the Transaction was procedurally and substantively fair to our shareholders who will be cashed-out in the Transaction.

Following the review and evaluation of the Transaction by the Special Committee, (i) the Board, with Mr. Myhre abstaining due to his interest in the transaction, and (ii) Mr. Myhre, acting in his personal capacity, both adopted the factors, analysis, and conclusions of the Special Committee and determined that the Transaction was fair to the Company’s shareholders whose entire shareholdings will be cashed out in the Transaction. The Board and Mr. Myhre each believe that the reverse stock split is substantively and procedurally fair to the shareholders of the Company whose entire shareholdings will be cashed out in the Transaction. The Board and Mr. Myhre have each adopted the analysis and conclusions of Apex Financial Services, Inc. with regard to the material factors on which it based its Valuation Report.

MBCA Section 302A.402, Subd. 2 provides that the Board alone, without shareholder approval, may authorize a share division or combination if, as a result of the proposed share division or combination:

(1)	the rights or preferences of the holders of outstanding shares of any class or series will not be adversely affected; and

(2)

the percentage of authorized shares of any class or series remaining unissued after the division or combination will not exceed the percentage of authorized shares of that class or series that were unissued before the division or combination.

With respect to the requirements of paragraph (1) above, Section 302A.402, Subd. 4 of the MBCA provides that “an increase or decrease in the relative voting rights of the shares that are the subject of the division or combination that arises solely from the increase or decrease in the number of shares outstanding is not an adverse effect on the outstanding shares of any class or series.” We will file amendments to our Articles of Incorporation adjusting our authorized common stock to reflect the effects of the Reverse Split so that the requirements of paragraph (2) above are met. In addition, Section 302A.402, Subd. 4 of the MBCA provides that “any increase in the percentage of authorized shares remaining unissued arising solely from the elimination of fractional shares under Section 302A.423 must be disregarded.”

MBCA Section 302A.423, Subd. 1(b) expressly provides that, in lieu of issuing fractional shares, a corporation may “pay in money the fair value of the fractions of a share as of the time when persons entitled to receive the fractions are determined.” The Special Committee has determined that the consideration to be paid to shareholders who would otherwise own fractional shares after the Reverse Split is fair, from a financial point of view, to such shareholders.

The Transaction is being effected without the procedural safeguards set forth in Item 1014(c) and (d) of Regulation M-A, which include approval of the Transaction by the shareholders of the Company and the majority of directors who are not employees of the Company retaining an unaffiliated representative to act solely on behalf of the unaffiliated shareholders. However, in an effort to ensure procedural fairness to the unaffiliated shareholders, the Board appointed Messrs. Redpath and Kramarczuk, the independent directors on the Board, to constitute the Special Committee to review and evaluate a going private transaction and to determine a fair price to be paid to the shareholders whose entire shareholdings will be cashed out should we complete the Transaction. The Board determined that these directors are “independent” directors under Nasdaq listing standards. The Board placed no restrictions on the authority of the Special Committee to consider, approve or disapprove the Transaction.

The Valuation Report of Apex Financial Services, Inc. is filed as Annex A to this Disclosure Document.

Alternatives to the Transaction:

Prior to appointing the Special Committee to evaluate the Reserve Split, the Board considered the following alternatives to the Transaction to accomplish the purpose described above in “Purpose of the Transaction,” each of which was ultimately rejected because of its disadvantages:

•

Sale of the Company. Our management and Board have from time to time engaged in discussions with third parties relating to a potential sale of the Company, which discussions have centered on the value that a buyer would likely be willing to pay for the Company and the method by which the Company would be marketed to potential purchasers. However, the Board determined that no prospective transactions were likely to be completed on terms that would be in the best interests of the Company or our shareholders as a result of the low valuations proposed by business brokers and the significant costs involved with a sale of the Company as a percentage of those low valuations.

•

Issuer Tender Offer. The Board also considered the feasibility of an issuer tender offer to repurchase the shares of common stock held by our shareholders other than Mr. Myhre. Although the voluntary nature of such a transaction may have been an advantage for our shareholders, we would have no assurance that the transaction would result in a sufficient number of shares being tendered. In addition, the going private rules regarding the treatment of our shareholders in a tender offer, including pro-rata acceptance of offers from our shareholders, make it difficult to ensure that all shareholders other than Mr. Myhre accepted the tender. In terms of timing, such a tender offer, especially after giving effect to any extensions of deadlines for tendering shares, would likely necessitate a longer timeframe than that of the Reverse Split. Moreover, the costs associated with a tender offer would have been significantly greater than the costs of the Reverse Split, reducing the amount available for payments to shareholders whose holdings will be entirely cashed out in the transaction.

•

Short Form Merger. In addition, the Board considered a short-form merger between the Company and an entity that would be formed to hold Mr. Myhre’s Company securities. However, the Board did not pursue this alternative further due to the risk of triggering state anti-takeover laws or other regulatory concerns as a result of the transfer of Mr. Myhre’s shares to a corporation or other entity prior to such merger. Moreover, the costs of a short form merger would have been significantly greater than the costs of the Reverse Split.

•

Stock Repurchase Program. The Board also considered undertaking a periodic stock repurchase program to enable us to reduce our number of shareholders to below 300. As with the tender offer, the voluntary nature of such a program may have been an advantage for our shareholders, but we would have no assurance that the program transactions would result in a sufficient number of shares being repurchased to reduce our number of shareholders, such a program would likely take an extended period of time, and we would have no assurance of success.

Effects of the Transaction

Effects of the Transaction on our Shareholders. Based on information available to us, we estimate that the Transaction will reduce the total number of record shareholders of our common stock from approximately 400 to one, namely Mr. Terry L. Myhre. The reduction in the number of our record shareholders below 300 will enable us to terminate the registration of our common stock under the Exchange Act and suspend our periodic reporting requirements.

We intend to apply for termination of registration of our common stock under the Exchange Act as soon as practicable following completion of the Transaction. However, the Board reserves the right, in its discretion, to abandon the Transaction prior to the proposed Effective Date if it determines that abandoning the Transaction is in our best interests and the best interests of our shareholders.

When the Transaction is consummated, all shareholders other than Mr. Myhre will no longer have any equity interest and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only Mr. Myhre will benefit from any future increase in our earnings.

Effects of the Transaction on our Affiliates. As described herein, Mr. Myhre, our controlling shareholder and the Chair of the Board of Directors, will become the sole shareholder of the Company following the Transactions. The Company’s other officers and directors will each have his shares of Company common stock entirely cashed out in the Transaction on the same terms as the Company’s other shareholders.

Financial Effects of the Transaction. Completion of the Transaction will require us to spend approximately $145,000, which includes legal, financial, accounting and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate cash payment to shareholders when all fractional share interests are cashed out, which aggregate payment we estimate will be approximately $175,000. These costs will be offset by the costs we would otherwise incur as a public company to comply with SEC reporting requirements, which we estimate to be approximately $200,000 per year. As a result, we may have decreased working capital immediately following the Transaction and this could have a material adverse effect on our liquidity, results of operations and cash flow. We expect to pay these amounts from cash on hand.

Reports, Opinions or Appraisals

Valuation Report of Financial Advisor

The Special Committee engaged Apex Financial Services, Inc. (“Apex”) on January 30, 2015 to provide financial advisory services in connection with the Transaction. On April 28, 2015, Apex delivered a final valuation report (the “Valuation Report”) to the Special Committee, which reviewed and analyzed the value of our common stock as of March 31, 2015, the end of our most recently-completed fiscal period.  The Valuation Report was used by the Special Committee to arrive at the per share price and to assess the fairness of the per share price to be paid to the shareholders whose entire shareholdings will be cashed out in the Transaction.

The Special Committee retained Apex in part because Apex regularly engages in the valuation of businesses that are similar in size to us, across a range of industries, in connection with mergers and acquisitions, leveraged buyouts, and going private transactions and is experienced in providing independent appraisals and valuations. Additionally, the Company has previously engaged Apex for various valuation services on three separate occasions during the past three years in relation to equity transactions ultimately consummated between the Company and Mr. Myhre (the “Prior Engagements”).

The Apex Valuation Report was provided to the Special Committee and the Board and addressed the value of our common stock based on the total equity value of the Company as of the end of our March 31, 2015 fiscal year. The total equity value was determined through use of an income approach, which consisted of a discounted cash flow analysis, and a market approach, which included an analysis of the value of comparable public companies. An analysis of similar transactions was not conducted due to a limited number of transactions and material differences in the size of the identified target businesses relative to the Company. After determination of the total equity value of the Company, such value was analyzed in the context of a sale of a controlling interest in the Company and the sale of a marketable non-controlling interest in the Company, with the resulting values then allocated between the Company’s outstanding Series B Preferred Stock and common stock using the option pricing method. The Valuation Report determined that the market value of the Company’s common stock on a controlling interest basis was negligible to $0.01 per share and the market value of the Company’s common stock on a marketable non-controlling interest basis was $0.02 to $0.05 per share.

Apex’s Valuation Report did not address the merits underlying our business decision to enter into the Transaction, did not constitute a recommendation to the Special Committee or the Board as to whether the Transaction should be approved by the Special Committee or the Board, and did not constitute a recommendation of whether our shareholders should or should not exercise dissenters’ rights with regard to the Transaction.

We have agreed to pay Apex a fee based upon the hourly rates of the Apex staff members contributing to the Valuation Report, which hourly fees are estimated to total $35,000, plus reimbursement of its out-of-pocket expenses, for providing its Valuation Report and related financial advisory services. No portion of Apex’s fee is contingent upon the conclusions reached in its Valuation Report or upon consummation of any transaction. We have agreed to indemnify and hold harmless Apex, and its shareholders, directors, officers, employees, and associates against all charges or legal actions resulting from the engagement of Apex by the Special Committee.  No person or entity employed by or associated with Apex owns the stock of, or trades the securities of, or has any financial interest in, us or any related entities. The Company has paid Apex $50,085 during the past three years in relation to the Prior Engagements. Other than the Prior Engagements, during the past two years no material relationship existed and no other compensation was received or is to be received as a result of any relationship between Apex, its affiliates, and/or unaffiliated representatives and Broadview or its affiliates. Apex may in the future seek to provide business valuation and related consulting services to us for which Apex would expect to receive customary compensation.

The complete text of the Apex Valuation Report is attached to this Disclosure Document as Annex A, and the foregoing summary of the Valuation Report is qualified in its entirety by reference to that Valuation Report, as attached as Annex A. We urge you to read the Valuation Report carefully for a description of the procedures followed, the factors considered, and the assumptions made.

Related Party Transactions

On March 30, 2015, the Company issued 4,500,000 shares of the Company’s common stock, $0.01 par value per share, to Mr. Myhre. Mr. Myhre exercised rights under a previously-issued Warrant to purchase the shares and paid an aggregate exercise price of $2,225,000. The March 30, 2015 transaction was executed largely due to the Company’s continued need for financial support from Mr. Myhre. The Company and Mr. Myhre have completed similar cash-infusing equity transactions during the past few fiscal years, primarily due to the Company’s deteriorating financial condition over this time period. The Company is subject to certain regulatory requirements surrounding its financial condition, and such transactions have enabled the Company to remain compliant, as well as to continue to meet its current financial obligations. The similar transactions noted above in recent years have exhausted the authorized shares of the Company that are available for issuance in consideration for such capital contributions from Mr. Myhre, so it was determined that the partial exercise of the outstanding Warrant was the most efficient manner for Mr. Myhre to provide additional funds.

Certain students of Broadview University, a wholly-owned subsidiary of the Company, received funding toward the cost of their education from Myhre Investments, LLC, an entity owned by Mr. Myhre. Myhre Investments, LLC had $1,633,054 and $1,337,256 in loans outstanding to Broadview University students at December 31, 2014 and March 31, 2014.

Broadview University is a party to a lease agreement with Myhre Holdings-Utah, LLC, an entity wholly-owned by Myhre Holdings, Inc., which is owned by the heirs of Mr. Myhre, including Company Chief Executive Officer (“CEO”) Jeffrey Myhre. Under the agreement, Broadview University leases a 31,200 square foot building located in Layton, Utah. The lease is for an initial period of ten years with two additional five-year renewal options. The agreement is a “triple net” lease with monthly base rent of $36,400 and an initial security deposit of $32,500. Broadview Institute, Inc. guaranteed the lease. Rent expense for the Layton facility was $109,200 and $327,600 for each of the three and nine month periods ended December 31, 2014 and 2013.

Broadview University is a party to a lease agreement with Myhre Holdings-Orem, LLC, an entity wholly-owned by Myhre Holdings, Inc. Under the agreement, Broadview University leases a 31,200 square foot building located in Orem, Utah. The lease is for an initial period of ten years with two additional five-year renewal options. The agreement is a “triple net” lease with monthly base rent of $51,400 and an initial security deposit of $48,100. Broadview Institute, Inc. guaranteed the lease. Rent expense for the Orem facility was $154,200 and $462,600 for the three and nine months ended December 31, 2014, and $154,200 and $449,400 for the three and nine months ended December 31, 2013.

Broadview University is a party to a lease agreement with Myhre Holdings-Meridian, LLC, an entity wholly-owned by Myhre Holdings, Inc. Under the agreement, Broadview University leases a 31,200 square foot building located in Boise, Idaho. The lease is for an initial period of ten years with two additional five-year renewal options. The agreement is a “triple net” lease with monthly base rent of $39,000. Rent expense for the Boise facility was $117,000 and $351,000 for each of the three and nine month periods ended December 31, 2014 and 2013.

The Company utilizes executive, administrative, accounting and consulting services provided by Globe University (“GU”) and the Minnesota School of Business (“MSB”) (collectively “GU/MSB”), companies owned by Mr. Myhre and CEO Jeffrey Myhre, pursuant to a Service Level Agreement (the “SLA”) between the Company and GU/MSB. Some of the services provided by GU/MSB under this arrangement include chief financial and chief executive officer services, information technology support, finance and accounting services, human resources support, student financial aid consulting and curriculum consulting. The SLA automatically renews for one-year periods every July, but may be terminated by either party upon 30 days’ notice.

The Company incurs a monthly management fee payable to GU/MSB under the terms of the SLA. This fee is negotiated based on analysis of the cost and scope of services provided. Such analysis is performed as deemed necessary by either party, or annually at a minimum. The Board approves any changes to the monthly fee. The monthly management fee was established at $50,000 effective October 2, 2012. Management believes the monthly charges under the SLA are competitive with, or less than, what the Company would have to pay to provide these services or to obtain them from another third party.

The Company, GU and MSB also may reimburse each other for miscellaneous expenditures made by one entity on another entity’s behalf that are outside the scope of the SLA disclosed above. The Company participates in employee benefit plans, including a self-insured health plan, that are administered by the same service providers as GU and MSB. Claim and benefit payments for the Company’s employees under these plans are made by MSB to the service providers and the Company reimburses MSB for payments made on the Company’s behalf.

The Company utilizes the same third-party provider as GU and MSB for student book sales. MSB is invoiced for books purchased by MSB, GU and Broadview students using financial aid vouchers. Commission payments are remitted by the third-party provider to MSB for all textbook sales. The Company then reimburses MSB for the Company’s net liability.

During the year ended March 31, 2014, the Company began purchasing digital learning content, including electronic learning devices, through the same vendors as GU and MSB. Payments to the vendors are made by MSB, and the Company reimburses MSB for such purchases made on the Company’s behalf.

The following table summarizes the related party transactions with MSB for the years ended March 31, 2014 and 2013 and the nine months ended December 31, 2014:

			Nine Months
			Ended
	Year Ended March 31,		December 31,
	2014	2013	2014

Balance due to MSB - beginning of period	$674,465	$118,173	$134,802

Management fees charged by MSB	600,000	750,000	450,000
Benefit claims paid by MSB	575,856	834,336	457,052
Textbook purchases by MSB	177,576	822,533	9,286
Digital learning resources purchased by MSB	918,819	-	546,367
Other miscellaneous transactions, net	(213,906)	(138,088)	(9,905)
Broadview payments to MSB	(2,598,008)	(1,712,489)	(1,394,788)
Balance due to MSB - end of period	$134,802	$674,465	$192,814

       The following table summarizes the related party transactions with GU for the years ended March 31, 2014 and 2013 and the nine months ended December 31, 2014:

			Nine Months
			Ended
	Year Ended March 31,		December 31,
	2014	2013	2014

Balance due from GU - beginning of period	$-	$-	$-

Textbook commissions received by GU	-	178,679	-
Other miscellaneous transactions, net	(4,853)	20,307	(8,444)
Broadview payments (from) to GU	4,853	(198,986)	8,444
Balance due from GU - end of period	$-	$-	$-

Shareholder Approval

The Transaction has been approved by the Special Committee and the Board. No vote of our shareholders is required to effectuate the Transaction. Pursuant to Section 302A.402 of the MBCA, we may effect a share division or combination without shareholder approval so long as (i) the rights or preferences of the holders of outstanding shares of any class or series will not be adversely affected and (ii) the percentage of authorized shares of any class or series remaining unissued after the division or combination will not exceed the percentage of authorized shares of that class or series that were unissued before the division or combination. For purposes of the requirement set forth in paragraph (ii), the MBCA provides that any increase in the percentage of authorized common stock remaining unissued arising solely from a corporation’s cancellation of fractional shares in accordance with Section 302A.423 of the MBCA will be disregarded. In addition, Section 302A.423 of the MBCA provides that a corporation shall not pay money for fractional shares if that action would result in the cancellation of more than 20% of the outstanding shares of a class or series. Based upon our review of our list of shareholders of record furnished to us by American Stock Transfer & Trust Company, our transfer agent, as well as an analysis we have conducted taking into account information furnished to us by Broadridge Financial Solutions, Inc. concerning shareholders who beneficially own their stock in street name, referred to as non-objecting beneficial owners and objecting beneficial owners, we have determined that the Reverse Split will not result in the cancellation of more than 20% of the outstanding shares of any class or series.

The Articles of Amendment to our Articles of Incorporation to be filed in connection with the Transaction will contain a statement that the amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

Dissenters’ Rights

Pursuant to Sections 302A.471 and 302A.473 of the MBCA, any shareholder who will receive cash in lieu of fractional shares as part of the Transaction but believes that such cash payment does not represent the fair value of the shares being cashed out in the Transaction is entitled to dissent from the Transaction and to have a court determine the fair value of the shares. In the context of the Reverse Split, the MBCA provides that shareholders may elect to exercise their dissenters’ rights to have the Company purchase pre-Reverse Split shares that would become fractional shares as a result of the Reverse Split for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the provisions of Section 302A.473 of the MBCA. The fair value of the shares of any shareholder means the value of such shares immediately before the effective date of the Reverse Split.

Sections 302A.471 and 302A.473 of the MBCA are set forth in their entirety in Exhibit A of Annex B to this Disclosure Document. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Annex B to this Disclosure Document. If you fail to comply with the procedures specified in the MBCA in a timely manner, you may lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.

Shareholders who perfect their dissenters’ rights by fully complying with the procedures set forth in the MBCA will have the fair value of their shares determined by a Minnesota state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be equal to, more than or less than the $0.05 per share to be paid in connection with the Reverse Split. Shareholders who properly exercise dissenters’ rights may be entitled to receive interest commencing five days after the effective time of the Transaction on the amount determined to be the fair value of their shares.

Included as Annex B to this Disclosure Document is the Company’s notice to you of dissenters’ rights (the “Dissenters’ Rights Notice”). The Dissenters’ Rights Notice contains (i) the address to which a “Demand for Payment Under Dissenters’ Rights” and share certificates must be sent in order to properly and timely commence your exercise of dissenters’ rights if you choose to exercise dissenters’ rights, and the date by which they must be received; (ii) restrictions on transfer of shares that will apply after a Demand for Payment Under Dissenters’ Rights is received; (iii) a form to certify the date the shareholder acquired beneficial ownership of the shares and to so demand payment under dissenters’ rights; and (iv) a copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures that a shareholder must follow to exercise dissenter’s rights.

In order to maintain eligibility to exercise dissenters’ rights under the MBCA, you must submit the demand for payment and deposit certificated shares within 30 days of the date that the Dissenters’ Rights Notice included as Annex B to this Disclosure Document was mailed to you or, if you are a beneficial and not record holder, was mailed to your record holder.

Within 60 days after deposit of the certificates, the Company must pay each dissenter who properly complied with the provisions of the MBCA the amount the Company estimates to be the fair value of such shares, plus interest commencing five days after the effective date of the Reverse Split. The rate of interest, as prescribed by Minnesota law, will be simple interest at the rate of 4% per annum. The payment will be accompanied by the following: (i) the most recent annual financial statements the and the most recent interim financial statements for the Company; (ii) an estimate by the Company of the fair value of the shares and a brief description of the method used to reach the estimate; and (iii) a copy of Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed in demanding supplemental payment if the dissenting shareholder believes he is entitled to more. If the Company does not deliver payment within 60 days of deposit of certificates, the Company shall return all deposited certificates. However, the Company may give notice under Section 302A.473, subdivision (4) again at a later date.

If a dissenting shareholder believes that the Company’s payment is less than the fair value of the shares plus interest, then the dissenting shareholder may, within 30 days of such payment, notify the Company in writing of the dissenting shareholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company. If a dissenting shareholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the shareholder will be sent a check for the full purchase price of the shares within 60 days of receiving the demand.

If a shareholder’s demand for additional payment remains unsettled, the Company is to commence a proceeding in Minnesota district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding additional payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable (i) against the Company if the court finds that the Company did not comply substantially with Section 302A.473 or (ii) against either the Company or a dissenting shareholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a shareholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a shareholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

The foregoing summary of the rights of dissenting shareholder under the MBCA does not purport to be a complete statement of the procedures to be followed by shareholder desiring to exercise any dissenters’ rights of appraisal rights available under the MBCA. The preservation and exercise of dissenters’ rights of appraisal require strict adherence to the applicable provisions of the MBCA, and the foregoing summary is qualified in its entirety by reference to Annex B to this Disclosure Document.

The Company has not made any provision to obtain counsel or appraisal services for the shareholders who will be cashed out in the Transaction.

Access Rights

We have made no provision in connection with the Transaction to grant our unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense.

Source and Amount of Funds

The following is an estimate of the costs that we have incurred or expect to incur in connection with the Transaction, but does not include the cost of the aggregate cash payment to shareholders who will be cashed out in the Transaction, which we estimate will be approximately $175,000. Final costs of the Transaction may be more or less than the estimates shown below.

Legal fees	$88,000
Transfer and exchange agent fees	$11,000
Printing and mailing costs	$10,000
SEC filing fees	$20
Appraisal fees	$35,000
Miscellaneous	$980
Total	$145,000

We expect to pay the estimated costs, including the amounts to be paid to shareholders who will be cashed out in the Transaction, out of our currently available cash.

BACKGROUND

The Filing Persons

The filings persons under Rule 13e-3 of the Exchange Act are (i) Broadview Institute, Inc., the subject company, and (ii) Mr. Terry L. Myhre, the Company’s controlling shareholder and the chairman of the Board. The principal executive office and telephone number of the Company, as well as the business address and telephone number of Mr. Myhre, are 8147 Globe Drive, Woodbury, MN 55125, Tel: (651) 332-8000.

Structure of the Transaction

The Special Committee and the Board have authorized the Transaction. The Transaction consists of a 1-for-3,384,409 reverse split, such that shareholders owning fewer than 3,384,409 shares of common stock on the Record Date, which is planned to be all shareholders other than Mr. Myhre, will have all of their shares cancelled and converted into the right to receive the cash consideration set forth herein. The Transaction is intended to take effect on the date we file articles of amendment to our Articles of Incorporation with the Secretary of State of the State of Minnesota, or on any later date that we may specify in such articles of amendment, which we will refer to as the Effective Date and which date will be the same date as the Record Date.

As of the Effective Date, we will effect the Reverse Split, pursuant to which a holder of 3,384,409 shares of our common stock on the Record Date will hold one share of the common stock immediately after the Reverse Split. Any shareholder owning fewer than 3,384,409 shares of the common stock on the Record Date, which is planned to be all shareholders other than Mr. Myhre, will receive only the right to receive cash in exchange for the resulting fractional share thereof and will no longer be a shareholder of the Company. A shareholder owning 3,384,409 or more shares of common stock immediately before the Transaction, which is expected to be only Mr. Myhre, will receive the number of whole shares of Common Stock resulting from Reverse Split and a cash payment for any fractional shares, which for Mr. Myhre is expected to be de minimus. Following the Transaction, we expect that Mr. Myhre, currently our controlling shareholder and the chairman of the Board of Directors, will be our sole shareholder.

The Special Committee and the Board have set the cash consideration for cashed out fractional shares to be $0.05 for each pre-split share of common stock that is cashed out. The Special Committee determined this value in good faith, based upon factors the Special Committee deemed relevant, including the range of values determined by Apex Financial Services, Inc. in its valuation report of the Company as of March 31, 2015.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to and, if completed, will likely terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the SEC. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

The Company’s Securities

On May 25, 2015, there were approximately 400 record holders of our common stock, not including holders in street name, and 87,976,252 shares of our common stock outstanding. Our common stock is not listed on an exchange; however, market quotes for our common stock are available on the OTCQB under the symbol “BVII”. There are currently no issued and outstanding shares of our Series A Preferred Stock, and there is one record holder of our Series B Preferred Stock, which will be subject to pro rata adjustments to the Series B conversion rate and voting rights but will not otherwise be directly affected by or be a part of the Transaction.

The following table shows the range of high and low sales prices per share of our common stock for the periods indicated:

Year ending March 31,		High	Low
2016:	First Quarter (through May 25, 2015)	$0.07	$0.03

Year ending March 31,		High	Low
2015:	First Quarter	$0.75	$0.03
	Second Quarter	$0.10	$0.05
	Third Quarter	$0.06	$0.03
	Fourth Quarter	$0.04	$0.03

Year Ended March 31,		High	Low
2014:	First Quarter	$0.17	$0.13
	Second Quarter	$0.20	$0.17
	Third Quarter	$0.17	$0.03
	Fourth Quarter	$0.25	$0.04

Year Ended March 31,		High	Low
2013:	First Quarter	$0.40	$0.30
	Second Quarter	$0.41	$0.10
	Third Quarter	$0.35	$0.11
	Fourth Quarter	$0.16	$0.13

On May 15, 2015, the most recent date in which there was a reported transaction in our common stock, the closing price of our common stock on the OTCQB was $0.07 per share.

We have not declared or paid any cash dividends on our common stock in more than 20 years and have not paid dividends on our Series B Preferred Stock since August 2011, and we do not intend to pay dividends on our common stock or Series B Preferred Stock in the foreseeable future.  The declaration or payment of dividends, if any, on our capital stock in the future is subject to the discretion of our Board of Directors and will depend on our earnings, financial condition, capital requirements and other relevant factors.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of May 25, 2015 for (1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of our named executive officers, (3) each of our directors and (4) all of our named executive officers and directors as a group.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable.  Unless otherwise indicated, each natural person is a citizen of the United States, and the address for each listed shareholder is c/o Broadview Institute, Inc., 8147 Globe Drive, Woodbury, Minnesota  55125.  All share amounts as set forth below are prior to the completion of the Transaction.

Principal Shareholders

The following table provides information concerning the only persons known to us to be the beneficial owners of more than five percent (5%) of our outstanding common stock as of May 25, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)	Percent of Class (2)

Terry L. Myhre 4156 Brynwood Drive Naples, FL 34119	94,110,241 (3)	96.5%

(1)

Unless otherwise indicated, the person listed above as the beneficial owner of the shares has sole voting and sole investment power over the shares. The share amounts are based upon information set forth in the shareholder's filings with the Securities and Exchange Commission (“SEC”).

(2)

Shares not outstanding but deemed beneficially owned by virtue of the right of the person to acquire them as of May 25, 2015 or within sixty (60) days of such date, are treated as outstanding only when determining the percent owned by such person.

(3)

Includes 4,500,000 shares of common stock which may be purchased upon exercise of a currently exercisable warrant and 5,000,000 shares of common stock issuable upon conversion of Series B Preferred Stock. Mr. Terry Myhre beneficially owns 100% of our outstanding Series B Preferred Stock.

Management Shareholdings

The following table sets forth the number of shares of our common stock beneficially owned as of May 25, 2015 by each of our named executive officers, by each of our current directors and director nominees, and by all of our current directors and executive officers (including the named executive officers) as a group.

Name of Director or Officer or Identity of Group	Number of Shares Beneficially Owned	(1)	Percent of Class (2)
Terry L. Myhre	94,110,241	(3)	96.5%
Roger C. Kuhl	1,490,750		1.7
Jeffrey D. Myhre	128,000		*
Kenneth J. McCarthy	44,000		*
James S. Redpath	0		*
Robert A. Kramarczuk	12,000		*
Current Directors and Executive Officers as a Group (6 persons)	95,784,991	(3)	98.3%
			*Less than 1%

(1)

Unless otherwise indicated, the person listed as the beneficial owner of the shares has sole voting and sole investment power over the shares. The share amounts are based upon information set forth in the shareholder's latest filing with the SEC.

(2)

Shares not outstanding but deemed beneficially owned by virtue of the right of the person to acquire them as of May 25, 2015, or within sixty (60) days of such date, are treated as outstanding only when determining the percent owned by such person and when determining the percent owned by a group, of which such person is a member.

(3)

Includes 4,500,000 shares of common stock that may be purchased upon exercise of a currently exercisable warrant and 5,000,000 shares of common stock issuable upon conversion of Series B Preferred Stock. Mr. Terry Myhre beneficially owns 100% of our outstanding Series B Preferred Stock.

Purchases by Mr. Myhre

During the past two years, Mr. Terry L. Myhre has purchased an aggregate of 74,624,491shares of our common stock for prices of $0.07, $0.25, and $0.50 per share. The purchases occurred in two separate transactions during the fiscal year ended March 31, 2014, with a price of $0.07 per share paid for 70,000,000 shares of common stock in the fourth quarter and a price of $0.25 per share paid for 124,491 shares of common stock paid in the third quarter, and in one transaction during the fourth quarter of the fiscal year ended March 31, 2015, with a price of $0.50 paid for 4,500,000 shares of common stock.

Management

Terry L. Myhre, Chairman of the Board, Age 70. Mr. Myhre has served as a director since 2003, as Chairman of the Board since January 2004, and as Chief Executive Officer of the Company from January 2004 to February 2008. Mr. Myhre also is majority owner and has served as President of Minnesota School of Business since 1988, and is majority owner and has served as President of Globe University since 1972. Among other attributes, skills, and qualifications, the Board believes that Mr. Myhre is uniquely qualified to serve as a director due to his extensive experience in the post-secondary education services industry and knowledge of our business, which allows him to think strategically about the issues affecting the Company and our industry. Mr. Myhre’s son, Jeffrey D. Myhre, is our Chief Executive Officer.

James S. Redpath, Director, Age 58. Mr. Redpath has served as a director since 2008, and also serves as Chairman of our Audit Committee. Mr. Redpath has served as a Partner of Redpath and Company (f/k/a HLB Tautges Redpath LTD, CPAs and Consultants), since 1982. Among other attributes, skills, and qualifications, the Board believes that Mr. Redpath is uniquely qualified to serve as a director in light of his ability to understand generally accepted accounting principles, internal control over financial reporting, and disclosure controls and procedures, and his experience in analyzing and evaluating financial statements and income tax expertise.

Dr. Robert A. Kramarczuk, Director, Age 75. Dr. Kramarczuk has served as a director since 2004. Dr. Kramarczuk has served as Chairman and CEO of Classic Holdings, Inc., a hospitality, real estate, investment and construction company, since 1995. Dr. Kramarczuk served as Director of the Master of Arts in Management and MBA programs of Hamline University from 2007 to 2012, as Director of the MBA program of Augsburg College from 2004 to 2007, and as Associate Dean of the College of Management at Metropolitan State University from 1997 to 2001. Among other attributes, skills, and qualifications, the Board believes that Dr. Kramarczuk is uniquely qualified to serve as a director due to his significant management and leadership experience and understanding of the post-secondary education services industry, which uniquely enables him to understand our challenges and identify potential strategies and opportunities.

Roger C. Kuhl, Director, Age 69. Mr. Kuhl has served as a director since 2008. Mr. Kuhl has served as Director of Admissions at Minnesota School of Business and Globe University since 1988. Among other attributes, skills, and qualifications, the Board believes that Mr. Kuhl is uniquely qualified to serve as a director due to his extensive admissions and marketing experience in the post-secondary education services industry, which enables him to identify and understand the marketing trends within our industry.

Jeffrey D. Myhre, age 41. Mr. Myhre became our Chief Executive Officer in February 2008. He has also served as Chief Executive Officer of Globe University and Minnesota School of Business since November 2013 after serving as its Vice President from November 2006 to November 2013. Additionally, Mr. Myhre served as Director of Online Education for the Minnesota School of Business from March 2005 to November 2006.

Kenneth J. McCarthy, age 41. Mr. McCarthy became our Chief Financial Officer in February 2008. He has served as Chief Financial Officer of Globe University and Minnesota School of Business since March 2003. Mr. McCarthy also practiced as a CPA in the Minneapolis, MN office of Grant Thornton LLP from 1996 to 2002.

Each director and executive officer is a citizen of the United States, and the address for each director and executive officer is c/o Broadview Institute, Inc., 8147 Globe Drive, Woodbury, MN 55125. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any such person been party to any judicial or administrative proceeding during such time that has resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

Summarized below are certain material federal income tax consequences to us and our shareholders resulting from the Transaction. This summary is based upon United States federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those shareholders who have held their shares as capital assets. This summary does not discuss all aspects of federal income taxation that may be important to shareholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each shareholder is a United States citizen and has held, and will hold, shares of common stock as capital assets under the Internal Revenue Code of 1986, as amended. Each shareholder should consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

Tax Consequences to the Company

We believe that the Transaction will be treated as a tax-free “recapitalization” for federal income tax purposes and, accordingly, it should not result in any material federal income tax consequences to us. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction.

Tax Consequences to Shareholders Whose Entire Interest in our Common Stock, Both Directly and Indirectly, is Terminated

A shareholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common stock directly, immediately after the Transaction, will recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock.

Capital gain or loss recognized will be long-term if the shareholder’s holding period with respect to the stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations. In the case of a shareholder who is an individual, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 20%.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific shareholder. We recommend that shareholders consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

FINANCIAL INFORMATION

Historical Financial Information

Our historical financial information is located at (i) “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Item 8—Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended March 31, 2014, filed with the SEC on June 27, 2014, which financial information is incorporated herein by reference and (ii) in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, filed with the SEC on February 17, 2015, which financial information is incorporated herein by reference.

Book Value Per Share

Our book value per share of common stock as of December 31, 2014 was ($0.06) based on 83,476,252 shares of common stock outstanding and common stockholders’ equity of ($5,101,565), which is equal to our aggregate stockholders’ equity of $1,148,438 less the $6,250,000 liquidation preference of our outstanding shares of Series B Preferred Stock.

Ratio of Earnings to Fixed Charges

The following table shows our ratio of earnings to fixed charges for the periods indicated:

	Year Ended March 31,		Nine Months Ended December 31,
	2014	2013	2014
Ratio of earnings to fixed charges(1)	—	—	—
Deficiency of earnings to fixed charges	$4,883,630	$5,093,932	$3,766,049
Deficiency of earnings to combined fixed charges and preferred stock dividends(2)	$5,372,229	$5,142,009	$4,132,499

(1)

The ratio of earnings to fixed charges represents the number of times that fixed charges are covered by earnings. Earnings consist of income or loss from continuing operations before income taxes and fixed charges. We had losses before fixed charges in each period presented in the table above, so ratios are not meaningful. Fixed charges consist of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries.

(2)

Includes the amount of pre-tax earnings that would have been required to pay the dividends on the Company’s outstanding preference securities, which consists solely of the Company’s outstanding Series B Preferred Stock.

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma financial information presents the effect on our historical financial position of the $145,000 in fees and expenses expected to be incurred by the Company in connection with the Transaction and the estimated cost of the aggregate cash payment to shareholders who will be cashed out in the Transaction, which we estimate will be approximately $175,000. Our unaudited pro forma consolidated balance sheet as of December 31, 2014 reflects the Transaction as if it occurred on that balance sheet date. Our pro forma book value per share is also as of December 31, 2014, the most recent balance sheet presented. The unaudited pro forma consolidated statements of operations for the nine months ended December 31, 2014 and the year ended March 31, 2014 reflect the Transaction as if it occurred at the beginning of each period.

The following unaudited pro forma financial information is not necessarily indicative of what our actual financial position would have been had the Transaction been consummated as of the above-referenced dates or of the financial position that may be reported by us in the future.

Pro Forma Balance Sheet as of December 31, 2014 (Unaudited)

			Pro Forma
	December 31,	Pro Forma	December 31,
(In thousands, except share amounts)	2014	Adjustments	2014
Current assets
Cash	$517,632	—	$517,632
Accounts receivable, net	232,816	—	232,816
Inventories	11,883	—	11,883
Other current assets	23,017	—	23,017
Total current assets	785,348	—	785,348
Property, plant and equipment, net	1,560,684	—	1,560,684
Other assets	202,774	—	202,774
TOTAL ASSETS	$2,548,806	—	$2,548,806

Current liabilities
Accounts payable and accrued liabilities	$542,566	320,000	$862,566
Due to affiliates	192,814	—	192,814
Total current liabilities	735,380	320,000	1,055,380
Long-term liabilities
Deferred rent	664,991	—	664,991
Total liabilities	1,400,371	320,000	1,720,371
Total stockholders’ equity	1,148,435		1,148,435
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,548,806	$320,000	$2,868,806

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain statements of a non-historical nature constituting “forward-looking statements.” Such forward-looking statements may be identified by the use of terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should,” or “continue” or the negative thereof or other variations thereof or comparable terminology. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results currently anticipated or projected. Such factors include, among other things, the following: the Company’s ability to complete the Transaction; the benefits of the Transaction to the Company and to the shareholders who will receive cash for their shares in the Transaction; and other matters discussed in our “Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and subsequent public filings. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements, except as required by law, including under Rule 13e-3 under the Exchange Act to reflect any material Changes in information previously disclosed. The “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, however, do not apply to going private transactions.

Annex A

APPRAISAL OF VARIOUS SECURITIES OF

Broadview Institute, Inc.

March 31, 2015

© 2015 APEX Financial Services, Inc.
Eden Prairie, Minnesota

April 28, 2015

Board of Directors and Special Committee
Broadview Institute, Inc.
8089 Globe Drive
Woodbury, MN 55125

Dear Board of Directors and Special Committee:

At your request, APEX Financial Services, Inc. ("APEX") conducted an appraisal of the Fair Market Value per share, reported in a range of value, of the common stock of Broadview Institute, Inc., a Minnesota corporation, ("BVII" or the Company) as of March 31, 2015 (the "valuation date"). This appraisal considered the subject security interest on both a 100% controlling and a non-controlling, marketable ownership basis. The purpose of this appraisal is to assist the Company's Board of Directors and their designated Special Committee with their evaluation of a possible reverse stock split and redemption of a portion of BVII's common stock.

Our client of record for this engagement was Broadview Institute, Inc. Our valuation analyses, resulting report and opinion(s) are to be used exclusively by the client of record and solely for the stated purpose. The use of our report or opinions for another purpose will not be authorized nor supported by APEX.

Previously, APEX has conducted appraisals (the "Prior Appraisals") of the Company's common stock and other securities, the most recent of which was conducted as of January 1, 2014. This appraisal relied upon information, data, analysis and other aspects utilized and considered in the Prior Appraisals in accordance with generally accepted professional appraisal practices.

Definitions and Considerations

Given the stated purpose of this appraisal, Fair Market Value is defined as:

> The amount at which the security interest would exchange between a willing buyer and a willing seller, each having a reasonable knowledge of the relevant facts, neither being under compulsion to buy nor sell, and with equity to both.

Implicit in this definition is that the willing buyer and willing seller are hypothetical persons dealing at arm's length, rather than any particular buyer or seller. As such, the Fair Market Value would not consider or include special motivations, risks or benefits to

APEX Financial Services, Inc. | 11800 Singletree Lane, Suite 314 | Eden Prairie, MN 55344 | Tel: 952.238.1315 | Fax: 952.238.1317

Broadview Institute, Inc. April 28, 2015

any specific buyer or seller, nor would it consider specific economic attributes that would not be a characteristic of typical buyers and sellers. In addition, the definition of Fair Market Value implies that both of the hypothetical parties have the ability as well as the willingness to buy or to sell. The "market" in this definition is considered to include all of the potential buyers and sellers of like security interests or property.

Valuation Considerations
In establishing the Fair Market Value of the subject security interest, consideration was given to the relevant factors listed in Standards Rules 9-4 of Uniform Standards of Professional Appraisal Practice 2014-2015 ("USPAP"), which are:

- The nature and history of the business;
- Financial and economic conditions affecting the business enterprise, its industry, and general economy;
- Past results, current operations, and future prospects of the business enterprise;
- Past sales of capital stock or other ownership interests in the business enterprise being appraised;
- Sales of similar businesses or capital stock of publicly held similar businesses;
- Prices, terms, and conditions affecting past sales of similar business equity;
- Economic benefit of tangible and intangible assets;
- Buy-sell and option agreements, investment letter stock restrictions, restrictive corporate charter or partnership agreement clauses, and similar features or factors that may influence value; and
- Elements of control and marketability, or lack thereof, associated with the subject security interest.

In addition to the above factors, consideration was given to other appropriate factors we have identified during our investigation and analysis.

General Valuation Methodology
Consistent with the Prior Appraisals, the valuation methodologies utilized in this appraisal included the determination of the Company's aggregate equity value at the appropriate level of shareholder value, and then the allocation of that equity value among the Company's various preferred and common securities.

Additionally, we considered guidance contained in the AICPA Practice Aid "Valuation of Privately-Held Company Equity Securities Issued as Compensation" (the "Practice Aid"),

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Broadview Institute, Inc. April 28, 2015

which provides generally accepted appraisal methodologies and techniques, in selecting the appropriate approaches and methodology with which to conduct this appraisal.

Paragraph 11 of the Practice Aid states:

> Quoted market prices in active markets are the best evidence of fair value of a security and should be used as the basis of measurement, if available. If quoted market prices are not available, the estimate of fair value should be based upon the best information available, including prices for similar securities and the results of using other valuation techniques.

It continues:

> . . . privately held enterprises may sometimes engage in arm's length cash transactions with unrelated parties for issuances of their equity securities, and the cash exchanged in such a transaction is, under certain conditions, an observable price that serves the same purpose as a quoted market price.

Absent a direct arm's length transaction in the subject security, the three generally accepted approaches to valuing equity securities are commonly known as the income, market and cost approaches.

- The income approach is founded on the anticipation theory of value, relying on the premise that an informed purchaser would not pay more for a security than an amount equal to the present value of the anticipated, future economic benefits that the security will generate.

- The market approach is based on the substitution theory of value, in that it presumes that an informed purchaser would pay no more for a security than the cost of acquiring an alternative security that provides the same economic utility.

- The cost approach is also based on the substitution theory of value, in that it proposes that an informed purchaser would pay no more for a property than the cost of producing a substitute property with the same utility as that of the subject property.

Each of the described approaches may be used to develop an indication of the Fair Market Value of a business enterprise; however, the appropriateness of these approaches depends, in part, on the type of business being appraised, its history, status and prospects, and the available information. For manufacturing, distribution and service companies, the income and market approaches are utilized because the value of such firms is more dependent on their ability to generate earnings than on the value of the assets used in production. For asset-rich companies, such as holding companies, the underlying assets

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Broadview Institute, Inc. April 28, 2015

are the key elements that comprise the company's value. In such situations, the cost approach is used to estimate the company's value since it best emphasizes the current value of the assets. In addition, initial value indications from each approach could require modification and adjustments in order to accurately reflect the appropriate rights and benefits of ownership of a subject security interest.

<u>Levels of Shareholder Value</u>

Elements of control and marketability may be affected by law, distribution of ownership interests, contractual relationships, and other factors. Generally, there are three levels of equity values for a given company. These levels of shareholder value can be defined as Controlling; Marketable, Non-Controlling; and Non-Marketable, Non-Controlling.

- *Controlling* shareholder interests represents a majority or controlling ownership position in a company's voting common stock. These security interests have near or total power to control the company's operations and actions and are generally marketable but have only a low to moderate liquidity.
- *Marketable, Non-Controlling* shareholder interests represents a liquid minority ownership interest in the company. These security interests, which are represented by stock transactions in publicly traded Company through stock exchanges or over-the-counter broker/dealers, lack control over the company's operations and actions, but have high marketability and liquidity.
- *Non-Marketable, Non-Controlling* shareholder interests represents a non-liquid, minority ownership interest in the company. These security interests are represented by minority positions in non-publicly traded (or closely held) Company. The owners have little or no control on the company's operations or actions, and do not have a ready market with which to liquidate their investment.

Traditionally, valuation theory has held that a Controlling interest is generally greater (on a per share basis) than a Marketable, Non-Controlling interest due to differences in control, which are commonly quantified to as a control premium. However, generally accepted valuation practices have begun to recognize the greater liquidity of the Marketable, Non-Controlling interest relative to the Controlling interest. As such, depending upon the facts and circumstances of a particular company and the financial markets at a given point in time, a Controlling interest may be greater than, less than or equal to a Marketable, Non-Controlling interest in the same company. Still, the Non-Marketable, Non-Controlling interest is generally discounted from a Controlling interest due to differences in control and degree of marketability, and is generally discounted from a Marketable, Non-Controlling interest due to differences in degree of marketability.

These factors were considered when determining the level of shareholder value associated with the subject security interests.

APEX Financial Services, Inc. Page 4 of 40

ASSUMPTIONS AND LIMITING CONDITIONS

This report is tendered subject to the following assumptions and limiting conditions:

1. This valuation was provided for the singular purpose described in the transmittal letter to this report, and no use of the report or conclusion for another purpose, or as of another date, would be reliable. Extraction of intermediate results, or portions of this report, would also not be reliable in the absence of full context.

2. The APEX Financial Services, Inc. valuation consultants who participated in this engagement do not have any present or contemplated future interest in the business and property studied in this report. The fee for this appraisal was not contingent upon the results reported.

3. We will meet with you on a reasonable basis to explain our opinion of value. Should additional appraisal services or testimony be needed, we would be pleased to assist you upon reasonable notice and an agreement for compensation for such services at the then current professional rates.

4. The valuation of the subject assets, properties or business interest assumes ownership free and clear of liens, other encumbrances or defects of title. No investigation has been undertaken, no responsibility is assumed, and no opinion is hereby provided by APEX concerning matters of title, survey, engineering, environmental contamination or legal issues.

5. We assume that there is full compliance with all-applicable federal, state and local regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

6. Our valuation analysis utilized unaudited financial statements and other records, documents and information that were provided by Broadview Institute, Inc. and other sources. We relied upon such data as being true, complete and correct without independent verification of its accuracy.

7. Our analysis utilized an income valuation approach that relies, in part, upon the projections of revenue and expenses provided by the client of record. There may be differences, however, between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material.

8. Acceptance of and/or use of this valuation report constitutes acceptance of the aforementioned limiting conditions.

CERTIFICATION

We certify that, to the best of our knowledge and belief:

- The statements of fact contained in this report are true and correct.

- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

- We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

- Our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of this report.

- Our analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

- As stated in the report, we have performed valuation services relating to the subject of this appraisal within the three-year period immediately preceding acceptance of this assignment.

- The American Society of Appraisers has a mandatory program of recertification through continuing education. Thomas A. Furlong is currently certified as an Accredited Senior Appraiser in Business Valuation by the American Society of Appraisers, and is in compliance with the requirements of its recertification program.

- No person other than the undersigned individuals provided significant professional assistance in the preparation of this report.

Thomas A. Furlong, ASA

Emily J. Peckron

THOMAS A. FURLONG, ASA
President

APEX Financial Services, Inc. provides a full range of business and asset valuation and opinion services. Mr. Furlong specializes in providing business and intangible asset valuations, and related financial consulting services. Prior to founding APEX, he developed his expertise in these areas through various leadership positions with international accounting, appraisal, and investment banking firms.

Relevant Experience

Mr. Furlong has conducted and directed numerous valuation and consulting engagements regarding business transactions, buy/sell agreements, gift and estate tax planning, employee stock ownership plans (ESOPs), purchase price allocations under FAS 141 and ASC 805 (including Purchased R&D analyses), intangible asset and goodwill impairment analyses under FAS 121, 142, & 144, and ASC 350 & 360, minority shareholder rights, discounts for lack of control and marketability for family limited partnerships (FLPs) and limited liability companies (LLCs), preferred, common, convertible debt, warrant and option securities under FAS 123R, ASC 718 and IRC Sec. 409A, litigation and bankruptcy support services, fairness and solvency opinions, and various tax issues including transfer pricing studies under Section 482, utilization of net operating losses subject to limitations imposed by Section 382, allocation of expenses under Section 861 for the purpose of utilizing foreign tax credits, and Sections 1060 and 338(h)10 purchase price allocations.

Mr. Furlong has provided business and asset valuation consulting services to corporate tax, finance, and acquisition personnel; attorneys, auditors and tax advisors; and has acted as financial advisor to creditors, debtors and equity security holders' committees on a variety of bankruptcy related issues. He has provided valuation, negotiation and structuring consulting services to both buyers and sellers regarding acquisition opportunities. He has successfully supported his analyses under audit by the IRS and through expert testimony in court.

Mr. Furlong's experience spans a variety of manufacturing, distribution and service industries including, without limitation, technology and Internet; computer software and hardware; paints and chemical coatings; medical devices and equipment; metal treatment; fluid power; transportation; residential construction and development; commercial equipment; vehicle conversion; audio-, video- and telecommunications; pharmaceuticals; textile mills; travel agencies; consumer products; retail convenience stores; retail mail-order; airlines; food and meat processing; lumber, pulp and paper mills; printing and publishing; sports franchises; golf course management; banking; insurance; mortgage servicing and others.

Education and Other Professional Qualifications

Mr. Furlong holds a Masters of Business Administration in Finance and a Bachelors of Science in Chemical Engineering, both from the University of Minnesota. He has established and written valuation policies and procedures for various firms, and has lectured on a variety of valuation topics for numerous corporations, law firms, professional organizations and a graduate study program at the University of Minnesota. He is an Accredited Senior Appraiser in Business Valuation with the American Society of Appraisers.

Broadview Institute, Inc.
Historical Financial Statements
as of March 31, 2015

Common-Size Statement	Latest Fiscal Dec-14 Unaudited	Years ended near March 31, 2014 Audited	2013 Audited	2012 Audited	2011 Audited	2010 Audited	NAICS 611210 A:2-10MM	S:10-25MM
Months in period	9							
Current Assets								
Cash	20.3%	67.4%	68.8%	42.4%	49.0%	63.0%	30.3%	17.3%
Trade receivables	9.1%	1.6%	2.1%	3.3%	2.8%	1.8%	14.9%	15.4%
Total inventories	0.5%	0.1%	0.0%	0.0%	0.0%	4.8%	1.5%	1.0%
Other current assets	0.9%	0.1%	0.8%	1.2%	2.3%	4.7%	0.2%	3.7%
Total current assets	30.8%	69.1%	71.7%	46.9%	54.1%	74.3%	46.9%	37.4%
Gross property, plant & equip.	191.1%	67.1%	52.8%	88.6%	50.9%	29.9%		
Accumulated depreciation	-129.8%	-39.2%	-27.0%	-39.5%	-18.5%	-13.9%		
Net property, plant & equip.	61.2%	27.9%	25.8%	49.2%	32.5%	16.0%	39.2%	39.5%
Other assets	8.0%	3.0%	2.5%	3.9%	13.4%	9.7%	13.9%	23.1%
Total assets	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Current Liabilities								
Note payable	0.0%	0.0%	21.7%	0.0%	0.0%	0.0%	3.0%	1.1%
Current maturities, LTD	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	3.6%	4.8%
Accounts payable	17.8%	8.8%	6.8%	9.2%	5.6%	5.5%	4.5%	3.9%
Accrued expenses	2.2%	1.9%	2.2%	1.9%	4.0%	2.6%	0.1%	0.3%
Other current liabilities	8.9%	3.1%	8.2%	5.0%	1.9%	3.4%	14.2%	12.0%
Total current liabilities	28.9%	13.8%	39.0%	16.1%	11.4%	11.6%	25.4%	22.1%
Long-term debt	0.0%	8.3%	0.0%	0.0%	0.0%	0.0%	25.6%	22.8%
Deferred rent	26.1%	18.1%	7.9%	12.0%	6.2%	3.2%	16.2%	14.8%
Shareholder equity	45.1%	68.2%	53.2%	71.9%	82.4%	85.2%	32.8%	40.3%
Total liabilities & equity	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Net working capital	2.0%	55.3%	32.7%	30.8%	42.7%	62.7%		
Selected Growth Rates								
Current assets		-24.5%	134.6%	-43.7%	-24.2%			
Gross fixed assets		-0.6%	-8.5%	13.1%	77.0%			
Net fixed assets		-15.4%	-19.3%	-1.6%	110.6%			
Total assets		-21.7%	53.4%	-35.0%	4.1%			
Current liabilities		-72.3%	272.3%	-8.8%	3.0%			
Long-term debt								
Shareholder equity		0.3%	13.5%	-43.3%	0.5%			

APEX Financial Services, Inc.
Page 4 of 6

Exhibit A

Broadview Institute, Inc.
Historical Financial Statements
as of March 31, 2015

Common-Size Statement	Latest Fiscal Dec-14 Unaudited	2014 Audited	2013 Audited	2012 Audited	2011 Audited	2010 Audited	2009 Audited	NAICS 611210 A:2-10MM	S:10-25MM
		Years ended near March 31,							
Months in period	9								
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Gross profit	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Operating Expenses									
Selling, general & administrative	35.3%	32.3%	33.8%	30.5%	29.0%	21.2%	25.2%		
Other	105.9%	104.0%	101.1%	91.0%	72.1%	61.7%	71.4%		
Total operating expenses	141.2%	136.3%	134.9%	121.5%	101.1%	82.9%	96.6%	88.7%	93.5%
Depr. & amort. add-back	-5.3%	-4.9%	-4.8%	-3.7%	-2.3%	-1.7%	-2.0%		
EBITDA	-35.9%	-31.4%	-30.1%	-17.7%	1.2%	18.8%	5.3%		
Depr. & amort.	5.3%	4.9%	4.8%	3.7%	2.3%	1.7%	2.0%		
EBIT	-41.2%	-36.3%	-34.9%	-21.5%	-1.1%	17.1%	3.4%	11.3%	6.5%
Interest income	0.0%	0.0%	0.0%	0.1%	0.1%	0.1%	0.3%		
Interest expense	-0.1%	-0.1%	-0.1%	0.0%	0.0%	0.0%	0.0%		
Other income (expense)	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	2.7%	-0.6%
Pretax income	-41.3%	-36.3%	-34.9%	-21.4%	-0.9%	17.3%	3.7%	8.6%	7.1%
Taxes	0.0%	0.0%	0.0%	1.9%	-0.3%	6.6%	1.3%		
Net income before ex. items	-41.3%	-36.3%	-34.9%	-23.4%	-0.6%	10.7%	2.4%		
Extraordinary items	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%		
Net income	-41.3%	-36.3%	-34.9%	-23.4%	-0.6%	10.7%	2.4%		

Selected Growth Rates	Annualized							Last 5 Years
Revenues	-12.5%	-7.9%	-18.1%	-12.9%	7.4%	53.3%		-8.3%
Gross profit	-12.5%	-7.9%	-18.1%	-12.9%	7.4%	53.3%		-8.3%
Operating expenses	-8.1%	-6.9%	-9.1%	4.7%	31.1%	31.4%		3.8%
EBITDA	4.7%	-3.9%	38.9%	-1357.8%	-93.0%	441.7%		#NUM!
EBIT	3.9%	-4.2%	33.0%	1644.4%	-106.7%	683.2%		#NUM!
Net income	4.0%	-4.1%	22.3%	3127.3%	-106.3%	582.2%		#NUM!

APEX Financial Services, Inc.

Page 5 of 6

Broadview Institute, Inc.
Projected Financial Statements
as of March 31, 2015

Selected Financial Ratios	As reported 2013 12	2014 12	9	Projected 2015 3	12	2016 12	2017 12	2018 12	2019 12
Current Ratio	1.8	5.0	1.1	1.6	1.6	2.0	2.5	5.8	9.0
Sales/Receivables	77.0	119.7	50.4	95.8	100.0	90.0	80.0	80.0	80.0
Operating Exp /Payables	31.2	28.9	37.0	27.9	30.0	30.0	30.0	30.0	30.0
Operating Exp / Accrued Exp	96.5	131.8	297.1	107.1	115.0	115.0	115.0	115.0	115.0
Sales/Working Capital	4.8	3.4	234.8	8.1	8.5	6.9	6.5	4.1	2.6
Sales/(NWC - Invest - Curr. Debt)	2.9	3.4	234.8	4.2	4.4	4.5	5.0	5.1	5.9
EBIT/Interest	(242.2)	(636.3)	(681.5)	NA	(873.4)	(49.1)	(3.4)	113.3	NA
Cash Flow/Current LTD	NA	NA	NA	NA	NA	NA	NA	NA	NA
Fixed/Worth	0.5	0.4	1.4	0.6	0.6	0.4	0.3	0.1	0.0
Debt (Total Liab.)/Worth	0.9	0.5	1.2	1.3	1.3	0.9	0.7	0.3	0.1
Debt (Current & Non-Curr.)/NFA	0.8	0.3	0.0	1.0	1.0	1.0	1.0	0.0	0.0
% Pretax Profit/Tang. N. W.	(104.0)	(99.4)	(437.2)	(177.1)	(204.2)	(93.1)	(5.4)	35.9	37.9
% Pretax Profit/Total Assets	(55.3)	(67.7)	(197.0)	(78.5)	(90.5)	(47.9)	(3.1)	28.2	33.0
Sales/Net Fixed Assets	6.1	6.7	7.5	7.7	8.0	12.9	21.5	36.3	62.9
Sales/Total Assets	1.6	1.9	4.6	2.1	2.2	2.6	3.1	3.0	2.2
% Depr. & Amort./Sales	4.6	4.9	5.5	6.0	5.6	3.9	2.9	2.2	1.6
Annual Growth Rates									
Revenues		-7.9%			-13.9%	13.7%	12.4%	7.8%	6.0%
Gross Profit		-7.9%			-13.9%	13.7%	12.4%	7.8%	6.0%
EBDIT		-4.5%			NMF	NMF	NMF	496.9%	51.9%
EBIT		-4.2%			NMF	NMF	NMF	-1441.5%	68.9%
Pretax Income		-4.1%			NMF	NMF	NMF	-1130.0%	70.4%

Revolver Balance Calculation		2014		Projected 2015 3	12	2016 12	2017 12	2018 12	2019 12
Beginning excess cash balance					0	145	0	0	815
Working Capital Cash requirements									
Required working capital (% of sales)	15.0%				1,736	1,974	2,218	2,390	2,534
Minimum cash balance (net of LOC)	4,002	4,858			3,356	3,553	3,549	3,665	3,378
Required (increase)/decrease in cash from prior period					1,503	(197)	4	(116)	287
Non-revolver cash flow									
Net operating cash flow (ex. min. cash required)					(4,293)	(1,954)	210	1,829	2,840
Net investing cash flow					(113)	(180)	(205)	(221)	(245)
Non-revolver financing cash flow					1,650	2,600	300	0	0
Non-revolver cash flow					(2,756)	466	305	1,609	2,595
Cash available for (required from) financing					(1,254)	413	309	1,492	3,697
Beginning revolver balance					0	1,400	987	677	0
Required borrowing					1,400	0	0	0	0
Repayment of revolver					0	(413)	(309)	(677)	0
Revolver ending balance					1,400	987	677	0	0
Beginning excess cash balance					0	0	0	815	3,697

NOL & Tax Calculation	2013	2014		Projected 2015 3		2016 12	2017 12	2018 12	2019 12
Pretax income				(1,043)		(2,389)	(148)	1,521	2,591
Taxes before use of deferred taxes	38.0%			(396)		(908)	(56)	578	985
Use of deferred taxes				396		0	0	(578)	(985)
Net Taxes				0		0	0	0	0
Beginning Deferred Tax (b)				7,346		7,742	8,650	8,706	8,128
Additions / use				396		908	56	(578)	(985)
Ending Deferred Tax	3,923	5,850		7,742	7,742	8,650	8,706	8,128	7,144

(b) The Company has a valuation allowance that fully reserves the net deferred tax assets as of the measurement date. No assurances or representations are made that the Company will ever be able to utilize the deferred tax asset. Whether or not this amount is incorporated into the analysis is subject to the specific assumptions, facts, and circumstances relating to the purpose and security interest.

APEX Financial Services, Inc. Page 4 of 4 A00529

Exhibit C

Client: Broadview Institute, Inc.
Subject: (Same)

Valuation Date: March 31, 2015
Engagement: A00529

Broadview Institute, Inc.
Guideline Company Comparative Financial Ratio Analysis
as of March 31, 2015

	BPI	CECO	DV	EDMC	ESI	LINC	LOPE	NAUH	STRA	Maximum	Median	Minimum	Broadview (000's)	Comments
Size Comparison														
Revenues														
Most recent 12 months	638,705	741,358	1,928,113	2,272,736	1,002,809	325,022	691,055	120,993	446,041	2,272,736	691,055	120,993	12,188	Below Minimum
Latest Fiscal Year	638,705	741,358	1,923,371	2,272,736	1,072,311	325,022	691,055	127,753	446,041	2,272,736	691,055	127,753	13,446	
3 Year Average	777,853	1,047,866	1,986,510	2,510,767	1,286,298	350,940	600,216	125,274	503,873	2,510,767	777,853	125,274	15,288	
5 Year Average	796,028	1,417,304	2,006,995	2,585,690	1,354,923	429,880	522,603	114,485	555,157	2,585,690	796,028	114,485	16,298	
EBITDA														
Most recent 12 months	37,628	(17,261)	274,628	(336,746)	19,522	(28,393)	210,288	22,526	102,377	274,628	22,526	(336,746)	(4,373)	Above Minimum
Latest Fiscal Year	37,628	(17,261)	271,085	(336,746)	88,433	(28,393)	210,288	12,609	102,377	271,085	37,628	(336,746)	(4,224)	
3 Year Average	112,269	(91,328)	284,887	(508,503)	294,369	365	171,659	13,889	102,734	294,369	102,734	(508,503)	(3,927)	
5 Year Average	169,657	33,209	378,097	(67,117)	407,431	42,181	136,891	15,976	148,390	407,431	136,891	(67,117)	(1,214)	
Pre-tax Income														
Most recent 12 months	11,427	(71,522)	189,908	(617,280)	(34,302)	(53,712)	179,698	12,663	76,616	189,908	11,427	(617,280)	(5,031)	Above Minimum
Latest Fiscal Year	17,195	(72,504)	179,367	(617,280)	(37,236)	(53,712)	179,698	5,774	76,616	179,698	5,774	(617,280)	(4,884)	
3 Year Average	94,633	(163,316)	195,054	(793,039)	232,968	(27,948)	146,006	7,926	70,958	232,968	70,958	(793,039)	(4,599)	
5 Year Average	95,408	(53,291)	212,507	(405,207)	218,825	(1,924)	71,075	6,887	73,203	218,825	71,075	(405,207)	(1,990)	
Total Assets														
Most recent 12 months	558,095	573,534	1,967,866	1,877,036	776,219	213,707	755,713	88,817	307,815	1,967,866	573,534	88,817	7,211	Below Minimum
Latest Fiscal Year	558,095	573,534	1,997,636	1,877,036	806,851	213,707	755,713	88,457	307,815	1,997,636	573,534	88,457	7,211	
3 Year Average	623,507	833,761	1,899,064	2,379,829	736,958	288,810	622,245	86,546	263,291	2,379,829	623,507	86,546	7,475	
5 Year Average	591,076	1,075,652	1,835,104	3,241,219	700,472	328,301	493,768	76,972	286,755	3,241,219	591,076	76,972	8,108	
Liquidity Ratios														
Current ratio														
Most recent 12 months	1.9	1.9	2.2	1.4	0.9	1.4	1.5	3.7	3.5	3.7	1.9	0.9	5.0	Above Median
Latest Fiscal Year	1.9	1.9	1.8	1.4	0.9	1.4	1.5	2.8	3.5	3.5	1.8	0.9	5.0	
3 Year Average	1.3	1.9	1.5	1.5	1.1	1.6	1.5	2.8	2.8	2.8	1.5	1.1	3.3	
5 Year Average	1.0	1.8	1.6	1.5	1.2	1.4	1.3	2.7	2.2	2.7	1.5	1.0	4.2	
Quick ratio														
Most recent 12 months	1.5	1.3	1.8	0.8	0.7	0.7	1.0	3.4	3.2	3.4	1.3	0.7	5.0	Above Median
Latest Fiscal Year	1.5	1.3	1.6	0.8	0.7	0.7	1.0	2.5	3.2	3.2	1.3	0.7	5.0	
3 Year Average	1.6	1.3	1.2	0.8	1.0	0.8	1.0	2.6	2.5	2.6	1.2	0.8	3.2	
5 Year Average	1.6	1.3	1.3	0.9	1.0	0.8	0.9	2.5	1.9	2.5	1.3	0.8	4.0	

APEX Financial Services, Inc.

Page 1 of 5

A00529

Exhibit C

Client: Broadview Institute, Inc.
Subject: (Same)

Valuation Date: March 31, 2015
Engagement: A00529

Broadview Institute, Inc.
Guideline Company Comparative Financial Ratio Analysis
as of March 31, 2015

	BPI	CECO	DV	EDMC	ESI	LINC	LOPE	NAUH	STRA	Maximum	Median	Minimum	Broadview (000's)	Comments
Activity Ratios														
Sales / Receivables														
Most recent 12 months	28.7	17.0	21.6	8.5	13.1	24.0	90.9	19.0	26.3	90.9	21.6	8.5	119.7	Above Maximum
Latest Fiscal Year	28.7	17.0	14.5	8.5	10.0	24.0	90.9	7.6	26.3	90.9	17.0	7.6	119.7	
3 Year Average	25.7	19.3	14.7	10.4	19.2	22.5	53.6	21.7	26.1	53.6	21.7	10.4	95.6	
5 Year Average	20.9	23.8	15.8	12.2	19.2	22.1	37.6	25.3	21.3	37.6	21.3	12.2	97.2	
Cost of Sales / Inventory														
Most recent 12 months	NA	72.9	NA	NA	NA	110.6	NA	NA	NA	110.6	91.7	72.9	0.0	NMF
Latest Fiscal Year	NA	72.9	NA	NA	NA	110.6	NA	NA	NA	110.6	91.7	72.9	0.0	
3 Year Average	NMF	63.9	NMF	212.8	NMF	84.7	NMF	4,638.5	NMF	4,638.5	148.8	63.9	0.0	
5 Year Average	NMF	58.8	NMF	172.0	NMF	77.4	NMF	1,561.1	NMF	1,561.1	124.7	58.8	0.0	
Total Expenses / Payables														
Most recent 12 months	616.4	37.1	30.7	71.6	13.3	14.5	22.5	20.1	8.1	616.4	22.5	8.1	28.9	Near Median
Latest Fiscal Year	616.4	37.1	32.7	71.6	17.4	14.5	22.5	27.7	8.1	616.4	27.7	8.1	28.9	
3 Year Average	303.9	45.6	31.5	75.9	15.6	22.7	23.1	23.0	10.3	303.9	23.1	10.3	33.1	
5 Year Average	216.6	41.5	27.4	59.5	14.9	23.3	21.7	20.7	10.8	216.6	23.3	10.8	34.3	
Sales / Working Capital														
Most recent 12 months	4.2	4.1	6.3	9.4	(19.4)	11.0	7.8	3.4	3.2	11.0	4.2	(19.4)	3.4	At Median
Latest Fiscal Year	4.2	4.1	7.4	9.4	(27.4)	11.0	7.8	5.0	3.2	11.0	5.0	(27.4)	3.4	
3 Year Average	1.5	5.1	15.4	9.0	2.6	9.2	7.4	5.1	7.1	15.4	7.1	1.5	5.9	
5 Year Average	(2.3)	7.1	13.1	10.6	9.5	40.4	(5.6)	7.6	13.5	40.4	9.5	(5.6)	5.3	
Leverage Ratios														
EBIT / Interest														
Most recent 12 months	NA	148.1	(80.0)	NA	0.3	8.6	(100.4)	(13.3)	(15.6)	148.1	(13.3)	(100.4)	(636.3)	Below Minimum
Latest Fiscal Year	NA	148.1	(49.9)	NA	(2.4)	8.6	(100.4)	(8.1)	(15.6)	148.1	(8.1)	(100.4)	(636.3)	
3 Year Average	NMF	548.9	(62.5)	NMF	(114.0)	4.4	(109.1)	(11.0)	(15.4)	548.9	(15.4)	(114.0)	(439.2)	
5 Year Average	NMF	187.7	(167.6)	NMF	(267.1)	(4.3)	(101.4)	(16.2)	(23.4)	187.7	(23.4)	(267.1)	(439.2)	
Fixed / Worth														
Most recent 12 months	0.2	0.3	0.3	(1.5)	1.3	0.8	1.0	0.7	0.9	1.3	0.7	(1.5)	0.4	At Minimum
Latest Fiscal Year	0.2	0.3	0.4	(1.5)	1.5	0.8	1.0	0.8	0.9	1.5	0.8	(1.5)	0.4	
3 Year Average	0.2	0.4	0.4	0.4	1.4	0.8	1.0	0.8	2.1	2.1	0.8	0.2	0.5	
5 Year Average	0.2	0.4	0.4	0.4	1.4	0.8	1.0	0.7	2.0	2.0	0.7	0.2	0.4	
Debt (Total Liab.)/ Worth														
Most recent 12 months	0.5	1.0	0.3	(7.6)	5.5	1.6	0.6	0.7	2.3	5.5	0.7	(7.6)	0.5	At Minimum
Latest Fiscal Year	0.5	1.0	0.3	(7.6)	6.0	1.6	0.6	0.7	2.3	6.0	0.7	(7.6)	0.5	
3 Year Average	0.6	0.9	0.3	1.0	4.6	1.1	0.8	0.7	4.1	4.6	0.9	0.3	0.6	
5 Year Average	0.7	0.8	0.3	1.1	4.2	1.0	0.9	0.7	3.6	4.2	0.9	0.3	0.4	

APEX Financial Services, Inc.

Page 2 of 5

A00529

Exhibit C

Client: Broadview Institute, Inc.
Subject: (Same)

Valuation Date: March 31, 2015
Engagement: A00529

Broadview Institute, Inc.
Guideline Company Comparative Financial Ratio Analysis
as of March 31, 2015

Profitability Ratios	BPI	CECO	DV	EDMC	ESI	LINC	LOPE	NAUH	STRA	Maximum	Median	Minimum	Broadview (000's)	Comments
% Pretax Profit / Tang. N. W.														
Most recent 12 months	3.1	(25.4)	12.2	216.7	(28.6)	(64.7)	37.7	23.7	82.6	216.7	12.2	(64.7)	(99.4)	Below Minimum
Latest Fiscal Year	4.7	(25.7)	11.7	216.7	(32.2)	(64.7)	37.7	11.2	82.6	216.7	11.2	(64.7)	(99.4)	
3 Year Average	22.0	(35.5)	13.8	(52.2)	150.0	(27.3)	42.7	15.5	139.5	150.0	15.5	(52.2)	(97.3)	
5 Year Average	47.1	(15.0)	22.5	(25.4)	248.7	(3.5)	44.0	30.3	191.4	248.7	30.3	(25.4)	(50.2)	
% Pretax Profit / Total Assets														
Most recent 12 months	2.0	(12.5)	9.7	(32.9)	(4.4)	(25.1)	23.8	14.3	24.9	24.9	2.0	(32.9)	(67.7)	Below Minimum
Latest Fiscal Year	3.1	(12.6)	9.0	(32.9)	(4.6)	(25.1)	23.8	6.5	24.9	24.9	3.1	(32.9)	(67.7)	
3 Year Average	14.0	(19.2)	10.3	(32.1)	33.0	(11.4)	23.4	9.2	27.8	33.0	10.3	(32.1)	(62.2)	
5 Year Average	26.6	(7.8)	16.7	(16.5)	53.9	0.5	23.2	16.8	42.4	53.9	16.8	(16.5)	(30.3)	
Sales / Net Fixed Assets														
Most recent 12 months	8.2	10.1	3.6	5.3	6.3	4.7	1.4	3.2	5.4	10.1	5.3	1.4	6.7	At Maximum
Latest Fiscal Year	8.2	10.1	3.5	5.3	6.4	4.7	1.4	2.9	5.4	10.1	5.3	1.4	6.7	
3 Year Average	8.7	7.1	3.5	4.8	6.9	3.3	1.7	2.9	5.1	8.7	4.8	1.7	6.3	
5 Year Average	9.5	6.5	4.0	4.4	7.1	3.2	2.1	3.8	5.2	9.5	4.4	2.1	7.8	
Sales / Total Assets														
Most recent 12 months	1.1	1.3	1.0	1.2	1.3	1.5	0.9	1.4	1.4	1.5	1.3	0.9	1.9	At Maximum
Latest Fiscal Year	1.1	1.3	1.0	1.2	1.3	1.5	0.9	1.4	1.4	1.5	1.3	0.9	1.9	
3 Year Average	1.2	1.3	1.0	1.1	1.8	1.3	1.0	1.4	2.0	2.0	1.3	1.0	2.1	
5 Year Average	1.4	1.3	1.1	0.9	2.0	1.3	1.1	1.5	2.0	2.0	1.3	0.9	2.2	
% Depr. & Amort. / Sales														
Most recent 12 months	3.7	7.5	4.6	6.7	2.6	6.2	4.3	9.0	4.6	9.0	4.6	2.6	5.3	At Median
Latest Fiscal Year	3.7	7.5	4.7	6.7	2.5	6.2	4.3	5.0	4.6	7.5	4.7	2.5	4.9	
3 Year Average	2.8	6.8	4.5	6.3	2.2	6.7	4.3	4.3	5.3	6.8	4.5	2.2	4.5	
5 Year Average	2.2	5.7	3.9	5.8	2.0	6.0	4.0	3.6	4.4	6.0	4.0	2.0	3.2	
% Officers Compensation														
Most recent 12 months	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	NA	NMF
Latest Fiscal Year	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	NA	
3 Year Average	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	NA	
5 Year Average	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	NA	

APEX Financial Services, Inc. Page 3 of 5 A00529

Exhibit C

Client: Broadview Institute, Inc.
Subject: (Same)

Valuation Date: March 31, 2015
Engagement: A00529

Broadview Institute, Inc.
Guideline Company Comparative Financial Ratio Analysis
as of March 31, 2015

	BPI	CECO	DV	EDMC	ESI	LINC	LOPE	NAUH	STRA	Maximum	Median	Minimum	Broadview (000's)	Comments
Growth Ratios														
Revenue Growth Rates														
Most recent 12 months	0.0%	0.0%	0.2%	0.0%	-6.5%	0.0%	0.0%	-5.3%	0.0%	0.2%	0.0%	-6.5%	-7.9%	At Median
Latest Fiscal Year	-15.0%	-29.9%	-2.1%	-9.0%	-16.7%	-5.8%	15.5%	-1.1%	-11.4%	15.5%	-9.0%	-29.9%	-7.9%	
3 Year Average	-11.4%	-26.5%	-3.8%	-7.6%	-12.3%	-12.6%	17.4%	6.3%	-10.7%	17.4%	-10.7%	-26.5%	-13.0%	
5 Year Average	-0.9%	-22.2%	0.4%	-2.0%	-4.0%	-14.1%	15.7%	9.5%	-8.4%	15.7%	-2.0%	-22.2%	4.4%	
EBITDA Growth Rates														
Most recent 12 months	0.0%	NA	2.6%	NA	-77.9%	NA	24.6%	16.9%	0.0%	24.6%	1.3%	-77.9%	-3.9%	At Minimum
Latest Fiscal Year	-58.3%	NA	8.6%	NMF	-65.9%	-270.5%	24.6%	-19.5%	50.0%	50.0%	-19.5%	-270.5%	-3.9%	
3 Year Average	-47.4%	NMF	-24.6%	NMF	-44.6%	-107.3%	28.6%	-11.0%	-10.6%	28.6%	-24.6%	-107.3%	-440.9%	
5 Year Average	-28.7%	-125.6%	-13.0%	NMF	-27.3%	-93.3%	31.7%	-7.8%	-11.4%	31.7%	-20.1%	-125.6%	-194.8%	
EBIT Growth Rates														
Most recent 12 months	0.0%	NA	6.9%	NA	-111.3%	NA	0.0%	85.7%	0.0%	85.7%	0.0%	-111.3%	-4.2%	Near Minimum
Latest Fiscal Year	-79.1%	NA	8.6%	NA	-73.4%	NA	26.2%	-37.5%	150.0%	150.0%	-14.5%	-79.1%	-4.2%	
3 Year Average	-57.8%	NMF	-18.2%	NMF	-48.5%	-134.9%	30.2%	-24.1%	14.1%	30.2%	-24.1%	-134.9%	557.7%	
5 Year Average	-36.7%	NMF	-8.7%	NMF	-30.0%	-100.0%	33.0%	-18.4%	6.3%	33.0%	-18.4%	-100.0%	449.9%	
Net Income Growth Rate														
Most recent 12 months	-59.7%	NA	6.9%	NA	NA	NA	0.0%	125.8%	0.0%	125.8%	0.0%	-59.7%	-4.1%	Near Minimum
Latest Fiscal Year	-78.9%	NA	20.6%	NA	-119.4%	NA	25.7%	-36.8%	182.2%	182.2%	-8.1%	-119.4%	-4.1%	
3 Year Average	-57.0%	#DIV/0!	-18.2%	NMF	-64.0%	-174.3%	30.3%	-26.7%	23.1%	#DIV/0!	#DIV/0!	#DIV/0!	1048.5%	
5 Year Average	-33.9%	-102.0%	-8.7%	NMF	-41.9%	-121.1%	33.6%	-19.4%	12.5%	33.6%	-26.6%	-121.1%	724.3%	
Profit Margin Ratios														
Gross Profit Margin														
Most recent 12 months	49.7%	67.5%	48.4%	39.6%	52.6%	49.4%	58.2%	75.6%	47.0%	75.6%	49.7%	39.6%	100.0%	NMF
Latest Fiscal Year	49.7%	67.5%	48.9%	39.6%	54.6%	49.4%	58.2%	76.6%	47.0%	76.6%	49.7%	39.6%	100.0%	
3 Year Average	54.7%	64.2%	51.2%	42.4%	58.6%	50.7%	57.5%	76.8%	44.0%	76.8%	54.7%	42.4%	100.0%	
5 Year Average	60.2%	65.9%	53.6%	45.1%	61.6%	54.3%	56.1%	77.1%	48.6%	77.1%	56.1%	45.1%	100.0%	
EBITDA Margin														
Most recent 12 months	5.9%	-2.3%	14.2%	-14.8%	1.9%	-8.7%	30.4%	18.6%	23.0%	30.4%	5.9%	-14.8%	-31.4%	Below Minimum
Latest Fiscal Year	5.9%	-2.3%	14.1%	-14.8%	8.2%	-8.7%	30.4%	9.9%	23.0%	30.4%	8.2%	-14.8%	-31.4%	
3 Year Average	13.3%	-8.1%	14.3%	-19.2%	21.4%	-0.2%	28.4%	11.1%	20.3%	28.4%	13.3%	-19.2%	-26.4%	
5 Year Average	20.5%	-0.5%	18.7%	-2.7%	28.6%	7.3%	25.3%	14.5%	25.9%	28.6%	18.7%	-2.7%	-11.8%	
EBIT Margin														
Most recent 12 months	2.2%	-9.8%	9.6%	-21.5%	-0.7%	-14.9%	26.2%	9.6%	18.3%	26.2%	2.2%	-21.5%	-36.3%	Below Minimum
Latest Fiscal Year	2.2%	-9.8%	9.4%	-21.5%	5.7%	-14.9%	26.2%	4.9%	18.3%	26.2%	4.9%	-21.5%	-36.3%	
3 Year Average	10.6%	-14.9%	9.8%	-25.6%	19.1%	-6.9%	24.1%	6.8%	15.0%	24.1%	9.8%	-25.6%	-30.9%	
5 Year Average	18.3%	-6.2%	14.8%	-8.5%	26.6%	1.3%	21.4%	10.8%	21.5%	26.6%	14.8%	-8.5%	-15.3%	
Pre-tax Income Margin														
Most recent 12 months	1.8%	-9.6%	9.8%	-27.2%	-3.4%	-16.5%	26.0%	10.5%	17.2%	26.0%	1.8%	-27.2%	-36.3%	Below Minimum
Latest Fiscal Year	2.7%	-9.8%	9.3%	-27.2%	-3.5%	-16.5%	26.0%	4.5%	17.2%	26.0%	2.7%	-27.2%	-36.3%	
3 Year Average	11.0%	-15.1%	9.8%	-30.6%	16.0%	-8.2%	24.1%	6.3%	14.0%	24.1%	9.8%	-30.6%	-30.9%	
5 Year Average	11.4%	-6.5%	10.5%	-15.8%	15.0%	15.0%	15.0%	15.0%	12.6%	15.0%	12.6%	-15.8%	-16.9%	

APEX Financial Services, Inc.
Page 4 of 5
A00529

Exhibit D

Broadview Institute, Inc.
Discounted Cash Flow Analysis
as of March 31, 2015

For the years ending March 31,			2016	2017	2018	2019
Months in period			12	12	12	12
($, '000)						
Revenue	(a)		13,158.8	14,785.7	15,934.1	16,891.1
Cost of goods sold			0.0	0.0	0.0	0.0
Gross profit			13,158.8	14,785.7	15,934.1	16,891.1
Operating expenses			15,500.0	14,900.0	14,400.0	14,300.0
Add back Depreciation & Amortization			(510.0)	(430.0)	(350.0)	(270.0)
EBITDA			(1,831.3)	315.7	1,884.1	2,861.1
Depreciation & amortization	(b)		510.0	430.0	350.0	270.0
EBIT			(2,341.3)	(114.4)	1,534.1	2,591.1
Other income			0.0	0.0	0.0	0.0
Debt-free pretax income			(2,341.3)	(114.4)	1,534.1	2,591.1
Taxes	(c)		0.0	0.0	0.0	634.4
Debt-free after-tax income			(2,341.3)	(114.4)	1,534.1	1,956.6
Add:						
Depreciation expense			510.0	430.0	350.0	270.0
Stock compensation expense			0.0	0.0	0.0	0.0
Less:						
Capital expenditures	(b)		(90.0)	(100.0)	(100.0)	(100.0)
Working capital reqmts.	(d)		(75.2)	(72.0)	(41.1)	(21.0)
Deferred rent, net changes	(e)		(90.2)	(105.3)	(120.8)	(144.8)
Debt-free net cash flow			(2,086.6)	38.4	1,622.2	1,960.9
Discount period (years)			0.500	1.500	2.500	3.500
Factor @ WACC (e)	(f)	19.0%	0.9167	0.7703	0.6473	0.5440
Present value			(1,912.8)	29.6	1,050.1	1,066.7

Present value of 2015 - 2019 cash flows	233.6
Present value of residual cash flows (see page 2)	5,435.3
Present value of all cash flows	5,668.9
Rounded to:	5,670.0

Sensitivity Table -- Variance Analysis

		EBIT Margin		
		-2.0%	0.0%	2.0%
Discount Rate	18.0%	4,840	6,260	7,680
	19.0%	4,330	5,670	7,010
	20.0%	3,880	5,150	6,420

Indicated invested capital value	(l)	**4,800**	**to**	**6,600**
Interest bearing debt	(m)		1,400	
Indicated range of 100% equity value	(n)	3,400	to	5,200
100% Marketable, Non-Controlling Equity Interest		**3,400**	**to**	**5,200**

APEX Financial Services, Inc. Page 1 of 4 A00529

Exhibit D

Broadview Institute, Inc.
Discounted Cash Flow Analysis
as of March 31, 2015

Common-Size Statements

	2016	2017	2018	2019
For the years ending March 31,	2016	2017	2018	2019
Months in period	12	12	12	12
Revenue	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	0.0%	0.0%	0.0%	0.0%
Gross profit	100.0%	100.0%	100.0%	100.0%
Operating expenses	117.8%	100.8%	90.4%	84.7%
EBITDA	-13.9%	2.1%	11.8%	16.9%
Depreciation & amortization	3.9%	2.9%	2.2%	1.6%
EBIT	-17.8%	-0.8%	9.6%	15.3%
Other income	0.0%	0.0%	0.0%	0.0%
Debt-free pretax income	-17.8%	-0.8%	9.6%	15.3%
Taxes	0.0%	0.0%	0.0%	3.8%
Debt-free after-tax income	-17.8%	-0.8%	9.6%	11.6%
Add:				
Depreciation expense	3.9%	2.9%	2.2%	1.6%
	0.0%	0.0%	0.0%	0.0%
Less:				
Capital expenditures	-0.7%	-0.7%	-0.6%	-0.6%
Working capital reqmts.	-0.6%	-0.5%	-0.3%	-0.1%
Deferred rent, net changes				
Debt-free net cash flow	-15.9%	0.3%	10.2%	11.6%

Present Value of Residual Cash Flows Calculation

Final year residual debt-free cash flows	(g)	$ 1,606.5	
Residual growth rate	(h)	3.0%	
Residual debt-free net income			$1,654.6
Less: Working capital required			
Final year revenue		$16,891.1	
Residual growth rate		3.0%	
Working capital as a percent of revenue	(i)	5.0%	
			(25.3)
Estimated residual cash flow			1,629.3
Divided by: Capitalization rate	(j)		
Discount rate		19.0%	
Residual growth rate		3.0%	
			16.0%
Capitalized residual cash flow			$10,183.2
Remaining deferred rent liability	(e)		(191.5)
			$9,991.7
Final year present value factor	(k)		0.5440
Present value of residual cash flow			$5,435.3

APEX Financial Services, Inc. Page 2 of 4 A00529

Exhibit D

Broadview Institute, Inc.
Discounted Cash Flow Analysis
as of March 31, 2015

SUPPORTING NOTES AND COMMENTS

(a) Management's projected financial information was used as a basis for this analysis. Management's assumptions regarding revenue growth rates, profit margins, capital expenditures and other factors were analyzed relative to the historical financial performance of the Company, the guideline companies and industry data obtained from RMA Annual Statement Studies 2014-2015 for NAICS 611210 - Education: Juni Colleges. These projections represent management's assumptions including, without limitation, that the Company will continue to be led b the current management team pursuing the existing strategic plan for BVII and that the Company will obtain the additional capital investment necessary to meet its operating and capital requirements until the Company's profitability is sufficient to support its operations. These assumptions were considered consistent with those of a non-controlling investor's evaluation for the economic attributes of the Company.

(b) Depreciation levels were provided by management and were estimated based upon the Company's existing asset base and projected capital expenditures. Capital expenditures were estimated by management based upon their understanding of the Company's existing assets, and the expected replacement and expansion of the assets necessary to support the projected revenues and profits. Currently, the Company has excess capacity and fixed assets relative to is revenues. Based upon these factors, the Company's fixed asset turnover ratios were expected to increase as depreciation expenditures exceed capital replacement expenditures during the projection period.

(c) The estimated tax rate ("t") was determined through an analysis of the public guideline companies' effective tax rates and BVII's effective tax rate information as provided by the client. Given the specific subject and purpose of this appraisal, the nature of the anticipated transaction and management's representations, no consideration was given to the potential benefit associated with the Company's net operating loss carry-forwards and related deferred tax asset accumulated prior to the valuation date were considered. Consistent with the Fair Market Value premise and limitations under IRC 382, use of the existing NOLs would be materially limited for a willing buyer of a controlling interest. The Company's ability to utilize these credits and loss carry-forwards to reduce future tax liabilities would only be available to the current ownership if no change in control occurs before such a time. However, this is a unique potential benefit to the current shareholders and therefore not an economic benefit included in a Fair Market Value analysis for a controlling interest. While the existing deferred tax asset may provide limited benefit to a willing buyer of a controlling interest, such benefit was considered very limitec and excluded from this analysis.

For this analysis, projected operating losses in earlier periods were accumulated and used to reduce projected tax liabilities in later periods. However, no representations as to the ability of the Company to utilize such NOL's and a related deferred tax asset at any point in the future are made or implied. The projected use of the Company's deferred tax asset on a debt-free basis is shown below:

		2016	2017	2018	2019
Beginning of period projected deferred tax asset		0.0	889.7	933.1	350.2
Projected taxable income (debt free)		(2,341.3)	(114.4)	1,534.1	2,591.1
Taxes before use of deferred taxes	38.0%	(889.7)	(43.5)	582.9	984.6
Increase / (use) of deferred tax asset		889.7	43.5	(582.9)	(350.2)
Net Taxes		0.0	0.0	0.0	634.4
End of period projected deferred tax asset		889.7	933.1	350.2	0.0

These estimates are for this exclusive use of this analysis. The actual increase or use of the deferred tax asset may differ from those showr above depending upon the Company's debt and interest expense during the projection period or other factors not considered in this analysis. The projected amount of the deferred tax asset remaining at the end of the projection period, if any, was included in the residual calculation on a present value basis over the period of time that it would be used based upon the annual debt-free pretax income in the fina year of the projection.

(d) Changes in working capital requirements were based upon an analysis of the Company's historical financial performance, indicated workir capital levels of the guideline companies, and industry information obtained from the RMA Annual Statement Studies 2014-2015 for NAI 611210 classification. Changes in working capital requirements included increases in operating cash accounts and the net change in operating working capital accounts in each period. Excess or deficit working capital position as of the valuation date were

(e) As of the valuation date, the Company had a long-term liability in the form in deferred rent associated with existing real estate leases. The annual net change in deferred rent over the course of the projection period was included as a source or use of cash based upon management estimates. The long-term deferred rent obligation at the end of the projection period was deducted from the capitalized cash flows in order to accurately represent the net enterprise value as of that point in time.

APEX Financial Services, Inc. Page 3 of 4 A00529

Exhibit E

Broadview Institute, Inc.
Discount Rate Analysis
as of March 31, 2015

Supporting Notes & Assumptions

(a) The risk-free rate ("Rf") is the rate an investor could expect to receive by investing in a risk-free asset, and is approximated by the yield on long-term government securities. The selected risk-free rate was equal to the 20-year treasury bond yield as of March 31, 2015, as reported in by the Federal Release Board, release date of April 6, 2015.

(b) The beta coefficient is a measure of the relative risk of a company's stock compared to the market as a whole. Risk relates to the volatility of a security or group of securities relative to that of the market. A beta coefficient was calculated based upon analysis of the historical stock price data for each of the guideline companies ("GLC") during the trailing 60 month period prior to March 31, 2015. This analysis calculated the beta for each company by comparing the GLC historical return relative to the S&P 500 index and eliminating the affects of varying capital structures and tax rates by applying estimated market rates.

The calculated beta from the guideline company analysis was substantially greater then those in the previous appraisal. Management represented that this change seemed consistent with industry trends including large market participants reducing program offerings, closing facilities, discontinuing brands, and reporting lower financial results than in recent years. As such, some of the increased risk factors associated with the Company's financial performance were considered to be representative of industry trends and captured in the beta factor.

(c) The market risk premium ("Rm-Rf"), represents the premium investors demand over the risk-free rate in order to compensate them for investments in common stock. The market risk premium was calculated based on various risk premium studies including (1) the difference between the return on common stocks and long-term government bonds, (2) the long-horizon expected ERP (both for the historical and supply side), and (3) forward looking ERP based on the "Duff & Phelps 2014 Valuation Handbook: Guide to Cost of Capital.

(d) A company-specific risk premium (Rp) represents an increased return investors are expected to require for the specific risk elements associated with the subject company relative to the industry indicated return. Specific company factors may include relative size, diversification, depth of management, aggressiveness of forecast, and a variety of factors that may make the subject company more or less risky than the guideline companies. D&P investigated the relationship between company size and average annual returns from 1926 to the present. The results of their study are indicated that smaller companies have higher returns, suggesting higher risk levels, than larger companies. Further, the study indicated that CAPM tends to progressively underestimate the returns of public companies as they get smaller.

The guideline companies' market capitalizations indicated rankings in the 6th, 8th, 9th, and 10th (10th being the smallest companies) deciles and all of the companies were traded on the NYSE, AMEX, or Nasdaq exchanges. The median market capitalization of the guideline companies placed the group in the tenth (10th) decile. According to the Duff & Phelps study, CAPM tends to underestimate the tenth decile's actual returns by 5.98%. This amount was included with our additional risk premium in order to more accurately reflect the risk (and expected return) of the portfolio of guideline companies.

A further adjustment may be necessary to reflect the difference in size of the subject company in comparison to the median of the GLC. Based upon a preliminary analysis, the estimated Company's market capitalization would potentially place it in the 10th decile. Data presented by Duff & Phelps indicated that the 10th decile's data is split between 10a and 10b. BVII falls into the 10b category because of its smaller size and profitability. The 10b decile companies historically have returned an arithmetic mean of 23.57%, relative to the 10th decile companies (GLC median market capitalization) of 20.85%, or a difference of 2.72%. This difference represents an estimated discount due to the size differences, based upon potential market capitalization of the subject company and the median of the GLC. This amount was included with our additional risk premium in order to more accurately reflect the size risk (and expected return) relative to the portfolio of guideline companies.

APEX Financial Services, Inc. Page 2 A00529

Exhibit E

Broadview Institute, Inc.
Discount Rate Analysis
as of March 31, 2015

D&P recognizes that the 10b category contains both profitable and financially endangered companies. As such, some of this risk factors related to the Company's recent and projected operating losses were considered to be included in this adjustment.

Based upon all of these factors, we estimated CAPM and size premium of approximately 8.7%.

(e) In addition to the CAPM and size risk adjustments, company-specific factors that would likely increase or decrease the cost of equity were considered as an additional risk premium adjustment. Broadview is well established within its geographic location in the industry, and up until recent years demonstrated good and profitable growth. Its customers are post-high school students and working adults. As BVII's customer pool and demands from the customers are always changing based on the job market and interests of the students, BVII limits risk by working to predict future education trends and requirements while limiting expenses related to facilities, faculty, and staff.

Still, in recent years, the Company has suffered from low enrollment. It had to discontinued its nursing program after it was unable to obtain necessary state approvals. Yet even with the low enrollment, courses must continue to be offered in order for the students to adequately progress through their degree programs.

Overall, management represented that Broadview's risk profile has increased in recent years given its ongoing losses and prospects. But for the Company's majority shareholder's willingness to continue providing financing for the Company's operations, management represented that there is substantial doubt that the Company would be able to continue as a going concern. Given the significance of this risk factor, our analysis was conducting assuming that the Company would be able to fund its financial losses as necessary in order to remain a going concern.

Additional company-specific risk includes:

~ The primary risk factor identified was the uncertainty associated with the business achieving its financial projections. Meeting these projections is largely based on the number of students that are enrolled each semester with BVII. Enrollment is a critical factor for the Company to meet its financial projections. Failure to have a minimal number of enrolled students each semester can greatly affect revenue and expense calculations. Management prepared the projections based upon the best information available to them as of the valuation date and included their assumptions about the assumptions market participants would make in valuing the business and its assets. While future events may not occur as anticipated and the differences may be material, there was no basis or factor identified that would support changes to the financial projections from a market participant's point of view.

~ Historical financial performance over the past few years has been declining for BVII. Revenue has dropped from $14,592,000 in 2013, to $13,446,000 in 2014, with estimated revenue of $11,571,000 in 2015. EBITDA levels also declined over that same period from a loss of $4,424,000 in FY13 to $4,224,000 in FY14; estimated losses for FY15 are projected to be $4,153,000. EBIT showed similar trends with a losses of $5,092,000 in FY13, $4,878,000 in FY14, and estimated $4,804,000 in FY15. Management attributes much of the operating losses in these years to lower enrollments results that BVII expected.

~ As of the valuation date, management projects fiscal 2016 revenues, EBITDA and EBIT of $13,159,000, -$1,831,000, and -$2,341,000, respectively. Management projects annual revenue to increase over 2017 to 2019 by growth rates between 6.0% and 12.4%; 2019 revenue is projected to be $16,891,000. Losses before interest, tax, depreciation, and amortization (EBITDA) are projected for 2016, with profitable levels beginning in 2017 with $316,000. Operating margins are expected to improve from a -41.6% margin in 2015 to 15.3% in 2019. Compared to management's long term projections prepared for the most recent Prior Appraisal, these projections demonstrated lower revenues, lower expenses (as a % of revenue), and higher EBIT profits in 2018 and 2019. Still, given the differences between the projected and actual results in recent fiscal years, a higher risk factor is warranted.

APEX Financial Services, Inc. Page 3 A00529

Exhibit E

Broadview Institute, Inc.
Discount Rate Analysis
as of March 31, 2015

- There are extensive state and federal regulations, including the Higher Education Act, that BVII must meet and abide by in order to operate. The Company must be in compliance with the requirements that are applied by the agencies otherwise fines, penalties, or accreditation revocation can occur. Many compliance measures have been made to ensure that BVII continues to meet these regulations. Yet, with changing regulations, BVII will need to continue to be able to meet these changes in order to ensure the guidelines are being met to run the business.

- BVII participates in the various federal student financial aid programs under Title IV. In 2014, approximately 79.0% of the Company's revenues were derived from Title IV programs, which was down 3.0% from 2013. If for any reason the Company would lose their ability to accept students using financial aid for their education, the overall number of students in BVII's programs could change dramatically. BVII's management indicated that the Company is in compliance with the Title IV requirements at this time, and currently faces low probability of losing this benefit. However, if for any reason these circumstances were to change, and the Company was faced with losing the financial aid programs, BVII could potentially lose many of its students to other competitors that would be able to provide those financial programs.

  In 2014, BVII received a US Department of Education composite score of 1.8 related to its Title IV funding requirements, which is up from 1.7 in 2013. The school must receive a minimum score of 1.5 to be at a 'healthy' level. This current score allows the school to continue to operate and receive federal funding for tuition for its students. In 2012, the school scored less than a 1.5 and began participating in the Zone Alternative monitoring system which included a Heightened Cash Management 1 program. As of January 7, 2015, BVII no longer required to participate in the Zone Alternative due to the USDE's completion of its review of BVII's 2013 financial statements. However, BVII must continue to stay above the 1.5 score to maintain this status in the future.

- The industry that BVII operates in is highly competitive with many traditional 2 year and 4 year private and public institutions, as well as those that offer online programs. Many of these institutions offer programs that are similar in nature to those offered by the Company. Although BVII has many competitive advantages (e.g.: lifetime placement opportunities, small classroom sizes, proximity to students, and developed infrastructure), it is still subject to changes in the marketplace and with competitors.

- The Company relies heavily on its marketing team to attract potential students among high school graduates and working adults. The school uses its own admission team and markets via print, television, radio, and internet, as well as booths and information tables at expos and other events. Minimal enrollment for the Company is vital for reaching financial goals, profitability, and investment in future capital expenditures.

- During 2014, the Company was extended a line of credit of $3,000,000 by Mr. Terry Myhre in 2014; $600,000, was outstanding as of the 2014 fiscal year end. At the end of the 2014 fiscal year, Mr. Terry Myhre purchased 4.5 million shares of Series B preferred stock at a price of $1 per share. This equity infusion was necessary to have adequate cash levels, working capital levels, and the funding necessary to meet the Title IV requirements. Management represented that, given the Company's continued losses, a similar infusion of capital is expected in the fourth quarter of FY16. The Company will need to continue to receive funding in the coming years, based upon the financial projections, until such time as it generates sufficient cash flow to fund its operations and other cash flow requirements. This analysis was conducted assuming such funding would be available. If such funding was not provided or available, the Company's ability to remain a going concern would be in question.

All things considered, including the beta and other equity premium adjustments, an additional risk premium of 4.0% to 6.0% was considered reasonable.

APEX Financial Services, Inc. Page 4 A00529

Exhibit F

Broadview Institute, Inc.
Guideline Company Valuation Analysis
as of March 31, 2015

Guideline Companies' Market Value of Invested Capital to:

	BPI	CECO	DV	EDMC	ESI	LINC	LOPE	NAUH	STRA	Maximum	Median	Minimum
Revenue												
Latest 12 months	0.7	0.5	1.2	0.7	0.5	0.4	6.6	0.3	1.7	6.6	0.7	0.3
Latest year	0.7	0.5	1.2	0.7	0.5	0.4	6.6	0.3	1.7	6.6	0.7	0.3
3-year average	0.6	0.4	1.2	0.6	0.4	0.3	6.1	0.3	1.5	6.1	0.6	0.3
5-year average	0.6	0.3	1.1	0.6	0.4	0.3	5.0	0.3	1.4	5.0	0.6	0.3
EBITDA												
Latest 12 months	11.7	NMF	8.4	NMF	25.0	NMF	NMF	NMF	7.6	25.0	10.0	7.6
Latest year	11.7	NMF	8.5	NMF	5.5	(4.2)	NMF	(3.8)	7.6	11.7	6.6	(4.2)
3-year average	3.9	NMF	8.1	NMF	1.7	326.8	5,906.3	298.0	7.6	5,906.3	8.1	1.7
5-year average	2.6	12.3	6.1	NMF	1.2	2.8	51.1	2.6	5.2	51.1	4.0	1.2
EBIT												
Latest 12 months	30.8	NMF	12.4	NMF	NMF	NMF	NMF	NMF	9.5	30.8	12.4	9.5
Latest year	30.8	NMF	12.7	NMF	8.0	NMF	NMF	NMF	9.5	30.8	11.1	8.0
3-year average	4.8	NMF	11.7	NMF	1.8	(5.1)	NMF	(4.7)	10.2	11.7	3.3	(5.1)
5-year average	2.9	(10.1)	7.7	NMF	1.3	7.0	125.9	6.4	6.2	125.9	6.3	(10.1)

(Note: negative and positive outlier multiples were listed as "NMF")

Subject Earnings Capitalization

	Selected Multiple (a)	Adjusted Multiple (b)	Subject's Adjusted Earnings	Capitalized Invested Capital (c)
		-5.0%		
Revenue				
Latest 12 months	0.6	0.6	12,188	6,947
Latest year	0.5	0.5	13,446	6,387
3-year average	0.4	0.4	15,288	5,809
5-year average	0.4	0.4	17,072	6,488
EBITDA				
Latest 12 months	9.0	8.6	(4,373)	NMF
Latest year	6.5	6.2	(4,224)	NMF
3-year average	3.0	2.9	(3,927)	NMF
5-year average	2.0	1.9	(1,589)	NMF
EBIT				
Latest 12 months	13.0	12.4	(5,021)	NMF
Latest year	10.0	9.5	(4,878)	NMF
3-year average	5.0	4.8	(4,599)	NMF
5-year average	3.0	2.9	(2,151)	NMF

Concluded Indication of Capitalized Invested Capital ('000) (d)

6,000 to 7,000

APEX Financial Services, Inc. Page 2 of 4 A00529

Exhibit F

Broadview Institute, Inc.
Guideline Company Valuation Analysis
as of March 31, 2015

Supporting Schedules and Notes

(a) The multiple between the median and minimum indications of the guideline companies for each level of revenues, earnings and book value measure was selected as a baseline multiple from which to conduct the capitalization of the subject company's earnings. This selection was deemed reasonable based upon the historical and projected losses of the Company, the characteristics of the portfolio of guideline companies and the comparative financial ratio analysis of the subject company relative to the guideline companies.

(b) The selected baseline multiple was adjusted based upon a variety of factors including differences between various qualitative and quantitative risk factors. These factors were consistent with those used in assessing and selecting Company specific risk adjustment in the discount rate analysis for use in the income approach. A quantitative analysis of the historical rates of return of business of market capitalizations similar to that of the portfolio of guideline companies relative to the estimated rate of return for the subject company was conducted. Generally, the Company's additional risk factors included its significantly smaller size than the guideline companies, its financial performance in the most recent year, and its comparative performance relative to its plan, as well as the uncertainty relating to the Company's and industry's growth projections.

Based upon all factors considered, it is reasonable to discount the baseline revenue and earning multiples by the percentage indicated in order to reflect the higher risk profile of the subject company relative to the portfolio of guideline companies.

(c) The capitalized values are calculated by multiplying the selected multiple by the subject's adjusted earnings and revenues, respectively.

(d) The concluded invested capital ranges were based upon all indications with added weight given to those levels of earnings believed to be more indicative of value. For the Invested Capital analysis, revenue was considered most indicative of Fair Value; EBIT and EBITDA were not used do to the Company's historic losses.

As the Company continued to work towards improving its profitability in 2015, similar weight was given to the "latest fiscal year" and "most recent twelve month" capitalized indications.

(e) Market value of equity equals the total shares outstanding, as reported in each company's financial statements or most recent SEC filing, and its average closing share price for the month preceding the measurement date. Invested capital included the interest-bearing debt as of the valuation date.

(f) The Company's interest bearing and long-term debt, both current and non-current portions, if any, as of the valuation date.

(g) Based upon the assumptions and methodology utilized in and the purpose of this analysis, the resulting range of value was considered to represent a 100% marketable, non-controlling operating equity interest in the Company.

APEX Financial Services, Inc. Page 4 of 4 A00529

Exhibit G

Broadview Institute, Inc.
Summary of Total Equity Value Allocation - Controlling Ownership Interest
as of March 31, 2015

Correlation of Indicated Ranges of Value - Operating Equity (a)

Income Approach							
Discounted Cash Flow Analysis - Non-Controlling Ownership Interest				3,400,000	to		5,200,000
Market Approach							
Public Guideline Company Analysis - Non-Controlling Ownership Interest				4,600,000	to		5,600,000
Correlated Total Operating Equity			$	4,000,000	to	$	5,500,000
Control Premium	(b)	35.0%		1,400,000	to		1,925,000
Indicated Total Equity Value - Controlling Interest (rounded)			$	5,400,000	to	$	7,400,000

Allocation of Total Equity Value - Current Value Method (c)

Security Class	Securities Outstanding		Allocated Equity					Allocated Price per Share			
Preferred Series B	5,000,000		5,400,000	to		6,909,000	$	1.08	to	$	1.38
Common Stock	87,976,252		0	to		491,000	$	-	to	$	0.01
Common Warrants	9,000,000		0	to		0	$	-	to	$	-
		$	5,400,000	to	$	7,400,000					

Indicated Fair Value per Common Share - Controlling Interest	**NMF**	**to**	**$**	**0.01**

APEX Financial Services, Inc. Page 1 of 2 A00529

Exhibit G

Broadview Institute, Inc.
Summary of Total Equity Value Allocation - Controlling Ownership Interest
as of March 31, 2015

Supporting Schedules and Notes

(a) The income approach and market approach were both considered in correlating the value indications. The income approach was believed to provide a reasonable indication of value as it was based upon management's expectations as of the Measurement Date regarding the Company's likely growth and profitability, and factors in Company-specific risks and other considerations. However, circumstances and events frequently do not occur as expected, and those differences could be material. The market approach indication would generally be believed to be a reasonable indication of the financial market's valuation of earnings within the industry, based upon the market valuations of public companies operating in the same or similar line of business as the Company. However, significant differences in guideline companies' financial performance, size and market multiples resulted in a wide variance in the capitalized indications for the Company. Still, the market approach was consistent with and was considered to support the income approach indication.

Based upon the assumptions and methodology employed in both the income and market approaches, the correlated indication of total equity was considered to represent a 100% marketable, non-controlling interest in the total equity of the Company as of the Measurement Date.

(b) Differences between a controlling and non-controlling equity interest are often referred to as a premium for control (or discount for lack of control). This premium for control is based upon a study of market transactions involving public companies and consideration of possible synergies available to the most likely buyers. Based upon the Mergerstat Review, a publication of Houlihan Lokey Howard & Zukin, our analysis considered the premiums paid for control in the overall transaction market, the services industry in general, and Junior Colleges/Colleges, Universities, and Professional Schools in particular. These studies indicated premiums were paid for controlling interest relative to the marketable, non-controlling interests transactions, and that the indicated premium for control was supportable.

(c) Under an assumed Fair Market Value transaction of 100% Controlling interest in which a willing buyer would acquire all of the outstanding preferred and common shares of the Company in a single transaction, the Current Value method was selected as the most appropriate with which to allocate the indicated total equity value among the Company's various securities. The following information regarding the various securities was used in allocating the total equity value.

Series B Preferred	Number of shares outstanding	5,000,000
	Basic liquidation preference per share	$ 1.250
	Accrued dividends (estimated, in aggregate)	$ 659,000
	Aggregate Liquidation Preference	$ 6,909,000
	Basic & dividend liquidation preference per share	$ 1.382
	Conversion price per share	$ 1.250
	Number of common shares received upon conversion	5,527,200
Common Warrants	Number of securities outstanding	4,500,000
	Exercise price per share	$ 0.500
	Proceeds upon exercise	$ 2,250,000

APEX Financial Services, Inc. Page 2 of 2 A00529

Exhibit H2

Broadview Institute, Inc.
Option Pricing Model - High
as of March 31, 2015

Security	Allocated Total Equity Per Share (ex-Dividend) $	Accrued Dividend per Share $	Present Value of Expected Dividend per Share $	Allocated Total Equity Per Share	Shares Outstanding (ex-Options & Warrants)	Extended (Rounded) $
Class B Preferred Stock	0.481	0.132	0.212	0.825	5,000,000	4,123,000
Common Stock	0.040			0.040	87,976,252	3,528,000
Common Warrants & Undistributed Option Pool						69,000
Total					92,976,252	$ 7,720,000

Background Security Information		B Preferred	Common	Common Warrants & Undistributed Shares	Totals $	Totals Shares
Liquidation Preference	(a)					
Shares outstanding		5,000,000	87,976,252	5,240,000		98,216,252
Stated liquidation price per share		$ 1.250				
Liquidation value preference (ex-dividend)		$ 6,250,000			$ 6,250,000	
Effective liquidation preference price per share		1.250				
Participation Rights	(b)	No				
Conversion Rights	(c)	Yes				
Conversion ratio		1.000				
Effective conversion indifference price per share		1.250				

APEX Financial Services, Inc. Page 1 of 4 A00529

Exhibit I

Broadview Institute, Inc.
Series B Preferred Cumulative Dividend Preference Analysis
as of March 31, 2015

SUPPORTING ANALYSIS AND NOTES

Per the December 2014 10-Q, prior to that date the Company sold an aggregate of 500,000 shares of Series B preferred stock to the Company's chairman and single largest shareholder for $625,000. In 2013, 4,500,000 additional shares were issued to this shareholder for $4,500,000. Series I shareholders are entitled to a cumulative annual dividend of $0.06 per share.

(a) Data provided by the Broadview Institute, Inc. 10-Q as of December 31, 2014 and BVII management.

(b) Accrued dividends were calculated based upon the annual dividend rate and the days transpired between the date of closing and the valuation date.

(c) A most likely holding period of 4.0 to 6.0 years used in this analysis given the Company's history, status, prospects, financial plan and investor expectations. While this time period was considered reasonable based upon our discussions with management, the actual holding period may be shorter or longer, and the effect on the indicated Fair Values may be material. No representations or assurances as to the actual length of time that the securities will be held prior to a liquidating event is given nor implied.

(d) As of the valuation date, the Company had no debt. Management indicated that additional capital, if necessary, would most likely be raised throug equity sources, not debt. As such, the Series Preferred dividend required rate of return was estimated to be below the low end of the estimated cost equity, but greater than the cost of debt.

(e) The required rate of return was considered to be below the estimated range of cost of equity.

(f) The present value of the future dividend was calculated using the stated dividend rate, selected range of discount rates and time periods.

APEX Financial Services, Inc. Page 2 of 2 A00529

Exhibit J1

Broadview Institute, Inc.
Preferred Stock Conversion & Option/Warrant Exercise Milestone Analysis - Low
as of March 31, 2015

Summary

Milestone (a)	Common Stock Price	Enterprise Value below: (b)	B Preferred	Common	Common Warrants	Total
			Allocation of Liquidation Proceeds			
Aggregate Preferred Liquidation Preference	-	6,250,000	0.0%	100.0%	0.0%	100.0%
Common Warrants Exercise / Series B Conversion	$ 0.500	50,587,924	0.0%	94.4%	5.6%	100.0%
Series B Preferred Conversion	$ 1.250	120,500,123	5.1%	89.6%	5.3%	100.0%

Preferred & Common Stock Outstanding	B Preferred	Common	Common Warrants & Undistributed Shares	Total
Shares outstanding	5,000,000	87,976,252	5,240,000	98,216,252
Liquidation preference - including unpaid dividends	6,250,000			
Effective conversion price per share	$ 1.250			
Conversion Ratio (Shares of Common received for each share of Preferred)	1.000			
Participation Preferred	No			

(a) The milestones begin at the enterprise value equal to the current aggregate liquidation preference of the Series Preferred securities.

(b) The enterprise value at each milestone is calculated at the total unconverted preferred stock liquidation preference plus the common shares and exercised warrants outstanding less the proceeds from the warrants deemed exercised.

(c) The undistributed option pool is assigned an exercise price equal to the indicated Fair Market Value of the common stock resulting from the allocation model.

APEX Financial Services, Inc. Page 1 of 3 A00464

Exhibit J1

Broadview Institute, Inc.
Preferred Stock Conversion & Option/Warrant Exercise Milestone Analysis - Low
as of March 31, 2015

Aggregate Preferred Liquidation Preference

	Exercise Price	Number Outstanding	B Preferred	Common	Common Warrants	Total	Exercise Proceeds
Common stock price per share	$ -						
Unconverted Preferred Stock Liquidation Preference			$ 6,250,000			$ 6,250,000	
Preferred Shares Converted at Milestone Price			-	87,976,252		87,976,252	
Warrants & Options Deemed Exercised at Conversion Price							
Common Warrants	$ 0.500	4,500,000			-	-	-
Common Options - Undistributed Pool (c)	$ 0.027	740,000			-	-	-
Total Common Shares Outstanding Post Conversion & Exercise			-	87,976,252	-	87,976,252	$ -
			0.0%	100.0%	0.0%	100.0%	
Enterprise Value at Milestone						**$ 6,250,000**	

Common Warrants Exercise

	Exercise Price	Number Outstanding	B Preferred	Common	Common Warrants	Total	Exercise Proceeds
Common stock price per share	$ 0.500						
Unconverted Preferred Stock Liquidation Preference			$ 6,250,000			$ 6,250,000	
Preferred Shares Converted at Milestone Price			-	87,976,252		87,976,252	
Warrants & Options Deemed Exercised at Conversion Price							
Common Warrants	$ 0.500	4,500,000			4,500,000	4,500,000	2,250,000
Common Options - Undistributed Pool (c)	$ 0.027	740,000			740,000	740,000	20,202
Total Common Shares Outstanding Post Conversion & Exercise			-	87,976,252	5,240,000	93,216,252	$ 2,270,202
			0.0%	94.4%	5.6%	100.0%	
Enterprise Value at Milestone						**$ 50,587,924**	

APEX Financial Services, Inc. Page 2 of 3 A00464

Exhibit J2

Broadview Institute, Inc.
Preferred Stock Conversion & Option/Warrant Exercise Milestone Analysis - High
as of March 31, 2015

Summary			Allocation of Liquidation Proceeds			
Milestone (a)	Common Stock Price	Enterprise Value (b)	B Preferred	Common	Common Warrants	Total
Aggregate Preferred Liquidation Preference	-	6,250,000	0.0%	100.0%	0.0%	100.0%
Common Warrants Exercise / Series B Conversion	$ 0.500	50,578,452	0.0%	94.4%	5.6%	100.0%
Series B Preferred Conversion to Common	$ 1.250	120,490,651	5.1%	89.6%	5.3%	100.0%

Preferred & Common Stock Outstanding	B Preferred	Common	Common Warrants & Undistributed Shares	Total
Shares outstanding	5,000,000	87,976,252	5,240,000	98,216,252
Liquidation preference - including unpaid dividends	6,250,000			
Effective conversion price per share	$ 1.250			
Conversion Ratio (Shares of Common received for each share of Preferred)	1.000			
Participation Preferred	No			

(a) The milestones begin at the enterprise value equal to the current aggregate liquidation preference of the Series Preferred securities.

(b) The enterprise value at each milestone is calculated at the total unconverted preferred stock liquidation preference plus the common shares and exercised warrants outstanding less the proceeds from the warrants deemed exercised.

(c) The undistributed option pool is assigned an exercise price equal to the indicated Fair Market Value of the common stock resulting from the allocation model.

APEX Financial Services, Inc. Page 1 of 3 A00529

Exhibit J2

Broadview Institute, Inc.
Preferred Stock Conversion & Option/Warrant Exercise Milestone Analysis - High
as of March 31, 2015

Aggregate Preferred Liquidation Preference

	Exercise Price	Number Outstanding	B Preferred	Common	Common Warrants	Total	Exercise Proceeds
Common stock price per share	$ -						
Unconverted Preferred Stock Liquidation Preference			$ 6,250,000			$ 6,250,000	
Preferred Shares Converted at Milestone Price			-	87,976,252		87,976,252	
Warrants & Options Deemed Exercised at Conversion Price							
Common Warrants	$ 0.500	4,500,000			-	-	-
Common Options - Undistributed Pool (c)	$ 0.040	740,000			-	-	-
Total Common Shares Outstanding Post Conversion & Exercise			-	87,976,252	-	87,976,252	$ -
			0.0%	100.0%	0.0%	100.0%	
Enterprise Value at Milestone						**$ 6,250,000**	

Common Warrants Exercise

	Exercise Price	Number Outstanding	B Preferred	Common	Common Warrants	Total	Exercise Proceeds
Common stock price per share	$ 0.500						
Unconverted Preferred Stock Liquidation Preference			$ 6,250,000			$ 6,250,000	
Preferred Shares Converted at Milestone Price			-	87,976,252		87,976,252	
Warrants & Options Deemed Exercised at Conversion Price							
Common Warrants	$ 0.500	4,500,000			4,500,000	4,500,000	2,250,000
Common Options - Undistributed Pool (c)	$ 0.040	740,000			740,000	740,000	29,674
Total Common Shares Outstanding Post Conversion & Exercise			-	87,976,252	5,240,000	93,216,252	$ 2,279,674
			0.0%	94.4%	5.6%	100.0%	
Enterprise Value at Milestone						**$ 50,578,452**	

APEX Financial Services, Inc. Page 2 of 3 A00529

Exhibit L

Broadview Institute, Inc.
Summary of Total Equity Value Allocation - Non-controlling, Marketable Ownership Interest as of March 31, 2015

Correlation of Indicated Ranges of Value - Operating Equity (a)

Income Approach						
Discounted Cash Flow Analysis - Non-Controlling Ownership Interest			3,400,000	to		5,200,000
Market Approach						
Public Guideline Company Analysis - Non-Controlling Ownership Interest			4,600,000	to		5,600,000
Correlated Total Operating Equity		$	4,000,000	to	$	5,500,000
Non-operating assets						
Plus: Present Value of NOL Tax Benefit	(b)			3,000,000		
Less: Discount for lack of control	(c)		26.0%	780,000		
Total Non-operating assets (rounded)				2,220,000		
Indicated Total Equity Value - No		$	6,220,000	to	$	7,720,000

Allocation of Total Equity Value - Option Pricing Analysis Method (d)

	Allocated Total Equity Per Share (ex-Dividend) $	Accrued Dividend per Share $	Present Value of Expected Dividend per Share $	Allocated Total Equity Per Share	Shares Outstanding (ex-Options & Warrants)		Extended (Rounded) $
Option Price Model - Low Total Equity Value							
Class B Preferred Stock	0.413	0.132	0.212	0.756	5,000,000		3,781,000
Common Stock	0.027	-	-	0.027	87,976,252		2,402,000
Common Warrants							37,000
Total					92,976,252	$	6,220,000
Option Price Model - High Total Equity Value							
Class B Preferred Stock	0.481	0.132	0.212	0.825	5,000,000		4,123,000
Common Stock	0.040	-	-	0.040	87,976,252		3,528,000
Common Warrants							69,000
Total					92,976,252	$	7,720,000

Indicated Fair Market Value Per Share of Common Stock(a)	**$0.02**	**to**	**$0.05**

APEX Financial Services, Inc. Page 1 of 3 A00529

Exhibit L

Broadview Institute, Inc.
Summary of Total Equity Value Allocation - Non-controlling, Marketable Ownership Interest as of March 31, 2015

Supporting Schedules and Notes

(a) The income approach and market approach were both considered in correlating the value indications. The income approach was believed to provide a reasonable indication of value as it was based upon management's expectations as of the Measurement Date regarding the Company's likely growth and profitability, and factors in Company-specific risks and other considerations. However, circumstances and events frequently do not occur as expected, and those differences could be material. The market approach indication would generally be believed to be a reasonable indication of the financial market's valuation of earnings within the industry, based upon the market valuations of public companies operating in the same or similar line of business as the Company. However, significant differences in guideline companies' financial performance, size and market multiples resulted in a wide variance in the capitalized indications for the Company. Still, the market approach was consistent with and was considered to support the income approach indication.

Based upon the assumptions and methodology employed in both the income and market approaches, the correlated indication of total equity was considered to represent a 100% marketable, non-controlling interest in the total equity of the Company as of the Measurement Date.

(b) As of the valuation date, the Company had federal and state net operating loss carry-forward (NOL) and related deferred tax asset, against which management had a full valuation allowance for financial reporting purposes. The potential benefit associated with the Company's net operating loss carry-forwards accumulated prior to the valuation date are related to both the prospects that the Company will become profitable in the future and that there is no change in control that limits the use of the carry-forward to reduce future tax payments.

Management stated that there are currently no known limitations on the Company's NOL due to a previous change in control. Consistent with IRC 382, use of the existing NOLs would be materially limited for a willing buyer of a controlling interest. As such, this is a unique potential benefit to the current shareholder group. The NOL and related deferred tax asset was included as a non-operating asset for the Marketable, Non-controlling security interest given management's representations that no change in control had occurred prior to the valuation date that would limit its use under IRC 382.

Management's calculation of the Company's net deferred tax asset included consideration of both federal and state net operating loss carry-forwards and other tax matters as well as the respective tax rates. This analysis projected the estimated reduction of projected taxes payable through the use of the NOL. As the deferred tax asset incorporates a weighted federal and state tax rate consistent with the associated NOLs, it was used as the basis of this analysis. Projected profitability was consistent with management's projected financial information. After 2019, projected pretax income was increased at 3.0% annually consistent with the residual growth rate assumption used in the discounted cash flow analysis. The following analysis, consistent with the projected financial information, was used in estimating the potential economic benefit of the existing NOL:

($, '000)	Beginning Period Deferred Tax Asset Balance	Projected Pretax Income	Projected Tax before use of NOL	Increase (Decrease) in Deferred Tax Asset	Reduced Tax Benefit of NOL	Number of Months in Period	Present Value Factor @ WACC	Present Value
		3.0%	38.0%		38.0%		19.0%	
2016	7,742	(2,389)	(908)	908	0	12	0.9167	0
2017	8,650	(148)	(56)	56	0	12	0.7703	0
2018	8,706	1,521	578	(578)	578	12	0.6473	374
2019	8,128	2,591	985	(985)	985	12	0.5440	536
2020	7,144	2,669	1,014	(1,014)	1,014	12	0.4571	464
2021	6,129	2,749	1,045	(1,045)	1,045	12	0.3841	401
2022	5,085	2,831	1,076	(1,076)	1,076	12	0.3228	347
2023	4,009	2,916	1,108	(1,108)	1,108	12	0.2713	301
2024	2,901	3,004	1,141	(1,141)	1,141	12	0.2280	260
2025	1,759	3,094	1,176	(1,176)	1,176	12	0.1916	225
2026	584	3,187	1,211	(584)	584	12	0.1610	94
2027	0	3,282	1,247	0	0	12	0.1353	0
							Cumulative Present Value	3,002
							Rounded To:	3,000

APEX Financial Services, Inc. Page 2 of 3 A00529

Exhibit L

Broadview Institute, Inc.
Summary of Total Equity Value Allocation - Non-controlling, Marketable Ownership Interest as of March 31, 2015

This analysis was conducted for the sole purpose of estimating the potential economic benefit relating to the Company's NOL carry-forwards, and was based upon various assumptions and estimates. These assumptions and estimates included, without limitation, management's representation that there were no limitations on the Company's future use of the NOL carry-forwards, and their estimates regarding the future financial performance of the Company.

No representations are made as to the ability of the Company to benefit from current or projected NOL carry-forwards at any point in the future or at all. As with other aspects of the appraisal, there may be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material.

(c) Differences between a controlling and non-controlling equity interest are often referred to as a premium for control (or discount for lack of control). This premium for control is based upon a study of market transactions involving public companies and consideration of possible synergies available to the most likely buyers. Based upon the Mergerstat Review, a publication of Houlihan Lokey Howard & Zukin, our analysis considered the premiums paid for control in the overall transaction market, the services industry in general, and Junior Colleges/Colleges, Universities, and Professional Schools in particular. These studies indicated premiums (and discounts) were paid for controlling interest relative to the marketable, non-controlling interests transactions, and that the indicated discount for lack of control was supportable. The discount for lack of marketability was calcuated at the inverse of the associated control premium.

(d) The low and high end of the total equity value range were adjusted to a controlling indication using a market-based premium for control, and then reduced to an ex-dividend basis by deducting the aggregated accrued and projected preferred dividend. Utilizing an option pricing model, the total ex-dividend equity was allocated to the Company's outstanding securities as of the valuation date. Based upon the assumptions and methodologies utilized in this analysis, the resulting indications of Fair Market Value were considered to represent a Marketable, Controlling ownership interest in the subject securities.

APEX Financial Services, Inc. Page 3 of 3 A00529

APPENDIX I

Broadview Institute, Inc.
Guideline Company Descriptions
as of March 31, 2015

Throughout this appraisal, we have utilized financial market data relating to public guideline companies ("GLC"). A guideline company is one that operates in the same or similar line of business as the subject company. Based upon an analysis of the guideline companies' historical financial statements and stock market transactions, comparative factors can be used in the analysis of BVII's expected rates of return and price-earnings multiples.

It is important to note that a public company's business line is the general criterion used for selecting it as a guideline company. Size is not necessarily a consideration in the selection process. If a guideline company is significantly larger or smaller in size than the subject company, adjustments to the guideline company's historical financial performance and returns are made when estimating the expected rates of return and price-earnings multiples for the subject company.

Ten companies, including BVII were selected as guideline companies for this analysis. The selection process considered competitors identified by management in the 2014 10-K financial statements and research from Yahoo! Finance, Pitchbook, and various other sources. U.S. companies that operated with SIC codes 8221 and 8222 (NAICS 611210) were considered. Once this pool of companies was compiled, we considered the companies' history, service offerings, operations, financial positions and outlooks, and metrics of each company. Only public companies were selected as their historical and current financial data was readily available through public filings. Finally, public companies that were considered to primarily operate in the same or similar line of business as BVII were selected. The following guideline companies were considered similar to the nature of BVII's service offerings and utilized in this analysis.

- **Bridgepoint Education, Inc. (BPI)** together with its subsidiaries, provides postsecondary education services. Its academic institutions, Ashford University and University of the Rockies, offer associate's, bachelor's, master's, and doctoral degree programs in the disciplines of business, education, psychology, social sciences, and health sciences. The company offers its programs online, as well as at its campuses located in Clinton, Iowa and Colorado Springs, Colorado. As of December 31, 2014, its institutions offered approximately 1,580 courses, 80 degree programs, and 150 specializations; and had 55,823 students enrolled. The company was formerly known as TeleUniversity, Inc. and changed its name to Bridgepoint Education, Inc. in February 2004. Bridgepoint Education, Inc. was founded in 1999 and is headquartered in San Diego, California.

APEX Financial Services, Inc. Page 1 of 5

Broadview Institute, Inc. Appendix I

- **Broadview Institute, Inc. (BVII),** through its subsidiary, C Square Educational Enterprises, Inc., provides post-secondary education services in the United States. It operates Broadview University that is accredited by the Accrediting Council for Independent Colleges and Schools to award diplomas, undergraduate degrees, and master's degrees in various fields of study. The company offers various degree programs in business and accounting, health sciences, information technology, legal sciences, and entertainment design and media production areas through classroom settings and online instructions; and job hotline information services, as well as assists students in the preparing résumé and identifying employment leads. Its university has campuses located in the cities of Layton, Orem, Salt Lake City, and West Jordan in Utah, as well as Boise, Idaho. The company was formerly known as Broadview Media, Inc. and changed its name to Broadview Institute, Inc. in August 2006. Broadview Institute, Inc. was founded in 1945 and is based in Woodbury, Minnesota.

- **Career Education Corporation (CECO)** operates colleges, institutions, and universities that provide education to student population in various career-oriented disciplines through online, on-ground, and hybrid learning program offerings in the United States. The company operates through four segments: Colorado Technical University (CTU), American InterContinental University (AIU), Career Colleges, and Transitional Group. Its institutions include CTU, AIU, Briarcliffe College, Brooks Institute, Harrington College of Design, Missouri College, and Sanford-Brown Institutes and Colleges. The company offers doctoral, master's, bachelor's, and associate degrees, as well as diploma and certificate programs. It provides academic programs in the career-oriented disciplines of business studies, information systems and technologies, criminal justice, computer science and engineering, health sciences, and design technologies, as well as visual communications, fashion design, photography, interior design, graphic design, and video production through campus based and online education. As of December 31, 2014, the company had a total student enrollment of approximately 41,400 students. Career Education Corporation was founded in 1994 and is based in Schaumburg, Illinois.

- **DeVry Inc. (DV)** provides educational services worldwide. It operates in three segments: Medical and Healthcare; International and Professional Educational; and Business, Technology and Management. The Medical and Healthcare segment operates American University of the Caribbean School of Medicine, Ross University School of Medicine, Ross University School of Veterinary Medicine, Chamberlain College of Nursing, and Carrington College. This segment provides various medical, nursing, and veterinary education programs; and prepares students for careers in healthcare through certificate and associate degree programs, as well as post-licensure bachelor's, master's, and doctorate degree programs in nursing online. The International and Professional Education segment operates various institutions comprising Fanor, Ruy Barbosa, ÁREA1, Faculdade Boa Viagem, Centro

APEX Financial Services, Inc. Page 2 of 5

APPENDIX II

Control Premium Analysis

In any business, majority shareholders, unlike minority shareholders, have the ability to control actions of the corporation. As such, the minority shareholders cannot control any of the following aspects of the corporation, which makes the business more valuable to the controlling shareholder.

1. Appointment of management
2. Change the articles of incorporation
3. Set policy and strategic aspects of the business
4. Acquire or liquidate corporate assets
5. Select parties with whom to conduct the corporation's business nor enter into contracts on behalf of the corporation
6. Make acquisitions
7. Liquidate, dissolve, sell out, or recapitalize the corporation
8. Sell or acquire shares on behalf of the corporation
9. Register the corporation for a public offering
10. Declare and pay dividends

All of these factors affect a corporation's financial and/or operational performance, and ultimately, the value of the corporation's shares. Subject to certain restrictions in its articles of incorporation and state statutes, all of these control features would be available to a corporation's majority shareholder. To the extent that these rights are incorporated into the aggregate value of the business, a minority shareholder's per share value will be worth proportionately less than the value per share of a controlling shareholder's interest. This difference is usually referred to as a discount for lack of control, or in the reverse, a control premium.

Control Premium Studies

Extensive studies have been undertaken and published on control premiums, defined by the American Society of Appraisers as "the additional value inherent in the control interest, as contrasted to a minority interest that reflects its power of control." Using this definition, the discount for lack of control is the inverse of the control premium, as shown below:

$$\text{Discount for Lack of Control} = \text{Control Premium} / (1 + \text{Control Premium})$$

Actual transactions in the market provide information relating to the magnitude of a premium paid over a minority interest for a controlling interest in a company. Each year

APEX Financial Services, Inc. Page 1 of 4

Broadview Institute, Inc. Appendix II

controlling interests in public companies are purchased, in almost all cases at a price representing a premium over the market price at which the stock previously had traded on a minority basis.

Mergerstat Review, published annually by Houlihan, Lokey, Howard & Zukin, produces an annual study of publicly announced formal transfers of ownership of at least 10% of a company's equity where the purchase price is at least $1,000,000. The publication segregates the transactions into industry groups and reports a premium paid for each transaction for which data is available.

An analysis was conducted regarding the *Mergerstat Review* median premium paid for the years 2010 through 2014. The median control premiums paid in the overall transaction market for this period are shown in Table I-A.

Table I-A
Mergerstat Review
Control Premiums Paid
Overall Transaction Market
2010 – 2014

Twelve Months Ended	Year	Number of Transactions	Median Control Premium Paid
			(%)
December	2014	489	27.2
December	2013	452	32.4
December	2012	518	37.1
December	2011	622	35.1
December	2010	384	36.9
		Max	37.1
		Min	27.2

As shown in Table I-A above, the overall transaction market demonstrated a control premium range from 27.2% to 37.1%.

An analysis was also conducted on the overall services industry in regards to median control premium paid for the years 2010 through 2013. The median control premiums paid for this period are shown in Table I-B.

APEX Financial Services, Inc. Page 2 of 4

Broadview Institute, Inc. Appendix II

As shown in Table I-C above, the one transaction reported from 2007 to 2014 for the junior colleges/colleges, universities, and professional schools industry demonstrated a control premium of 13.9%.

Table I-D
Mergerstat Review
Summary - Premium for Control

	Minimum (%)	Median (%)	Maximum (%)
Overall Transaction Market	27.2	35.1	37.1
Overall Services Industry	28.0	35.0	39.0
Junior Colleges/Colleges, Universities, and Professional Schools Industry		13.9	
Concluded Premium for Control	30.0	to	40.0

<u>Summary of Market Indications</u>
Table I-D presents the summary information of control premiums paid for the overall transaction market, overall services industry and junior colleges/colleges, universities, and professional schools industry, based upon these market transactions. Therefore, we considered a 35.0% control premium, before consideration of company-specific factors, as supportable.

APEX Financial Services, Inc. Page 4 of 4

Annex B

June 4, 2015

To:     Shareholders of Broadview Institute, Inc.

Re:     Notice of Procedure to Assert Dissenters’ Rights

Dear Shareholders:

Instead of receiving the cash payment of $0.05 per share of Broadview Institute, Inc. (the “Company”) that you own immediately prior to the reverse stock split Transaction (as such term is defined in the accompanying Disclosure Document), you may exercise dissenters’ rights under Minnesota Statutes Sections 302A.471 and 302A.473. If you validly exercise dissenters’ rights, you will receive cash equal to the fair value of your shares. Fair value of your shares will be determined by a court if you follow the procedures of Minnesota Statutes Section 302A.473. The amount ultimately determined as fair value by the court may be equal to, more than or less than the $0.05 per share paid pursuant to the terms of the reverse stock split Transaction. A dissenter is entitled to judgment in cash if the amount of the fair value of the shares as determined by the court, plus interest, exceeds the amount remitted or offered by the Company pursuant to Minnesota Statutes Section 302A.473 Subd. 5.

A copy of Minnesota Statutes Sections 302A.471 and 302A.473 is included as Exhibit A to this Notice of Procedure to Assert Dissenters’ Rights. It contains detailed procedures you must follow and time deadlines you must meet in order to exercise your dissenters’ rights. Failure to follow those procedures or meet those time deadlines will result in loss of your right to dissent with respect to your shares of the Company, and instead you will receive the cash payment of $0.05 per Company share being paid pursuant to the terms of the Transaction. If you choose to exercise dissenters’ rights, the responsibility is all yours to make certain you perfect full and precise satisfaction of all the requirements of the Minnesota Statutes throughout the entire dissenting process; the Company is not required, and does not intend, to provide legal counsel or appraisal services for you in such process.

Because only shareholders of record may exercise dissenters’ rights, if you beneficially own Company shares that are held of record by brokers, fiduciaries, nominees or others and wish to exercise your dissenters’ rights, you must instruct the record holder of your Company shares to satisfy the requirements set forth in Minnesota Statutes Sections 302A.471 and 302A.473. If the record holder does not satisfy those requirements, the dissenters’ rights with regard to your Company shares will be lost.

This Notice of Procedure to Assert Dissenters’ Rights from the Company constitutes the notice required by Minnesota Statutes Sections 302A.471 and 302A.473 to be given to the shareholders of the Company following approval of the transaction by the Board of Directors of the Company.

IN ORDER TO FOR YOU TO ASSERT DISSENTERS RIGHTS FOR YOUR SHARES, THE FOLLOWING MATERIALS MUST BE RECEIVED BY THE COMPANY NOT LATER THAN 30 DAYS AFTER THE DATE OF THIS NOTICE:

(a)	THE STOCK CERTIFICATES FOR YOUR SHARES OF COMPANY COMMON STOCK, AND

(b)	A “DEMAND FOR PAYMENT UNDER DISSENTERS’ RIGHTS” PROPERLY COMPLETED AND EXECUTED IN THE FORM ATTACHED HERETO AS EXHIBIT B.

The address to which these materials must be sent is as follows:

Broadview Institute, Inc. 8147 Globe Drive Woodbury, Minnesota 55125 Attention: Kenneth J. McCarthy, Chief Financial Officer

THE METHOD OF DELIVERY OF ALL MATERIALS, INCLUDING STOCK CERTIFICATES, IS AT THE ELECTION AND RISK OF THE SHAREHOLDER. IF DELIVERY IS BY MAIL, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED.

A SHAREHOLDER WHO FAILS TO DEPOSIT STOCK CERTIFICATES AND SUBMIT A “DEMAND FOR PAYMENT UNDER DISSENTERS’ RIGHTS” AS REQUIRED WILL LOSE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS.

After , or after the Company receives a valid “Demand for Payment Under Dissenters’ Rights” accompanied by stock certificates, whichever is later, the Company will, except as provided in Minnesota Statutes Section 302A.473, Subd. 5(b), with respect to certain shareholders who have acquired their shares after the date the Transaction was first announced to the public, remit to each shareholder who has complied with the provisions of Minnesota Statutes Section 302A.473, Subd. 4, the amount the Company estimates to be the fair value of the shares, with interest commencing five days after the Effective Date (as such term is defined in the accompanying Disclosure Document) through the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09 for interest on verdicts and judgments (which is 4.0% for the calendar year ended December 31, 2015), accompanied by certain financial statements, an estimate of the Company’s estimate of fair value, a description of the method used by the Company for such estimate, a copy of Minnesota Statutes Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed if the dissenting shareholder believes he is entitled to demand supplemental payment.

If a shareholder believes that the amount remitted or offered by the Company is less than the fair value of the shares, with interest, such shareholder may give written notice to the Company of his, her, or its estimate of fair value, with interest, within 30 days after the Company mails such remittance or offer, and demand payment of the difference. Unless a shareholder makes such a demand within such 30-day period, the shareholder will be entitled only to the amount remitted or offered by the Company.

2

Within 60 days after the Company receives such a demand from a shareholder properly requesting supplemental payment, the Company will be required either to pay such shareholder the amount demanded or agreed to after discussion between the shareholder and the Company or file in court a petition requesting the court to determine the fair value of the shares, with interest. In such event, the court will then determine whether shareholders making such demand have fully complied with the provisions of Minnesota Statutes Section 302A.473, and will determine the fair value of the shares, taking into account all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court in its discretion sees fit to use, whether or not used by the Company or the shareholder. The fair value of the shares as determined by the court is binding upon all shareholders. The costs and expenses of the court proceedings will be assessed against the Company, except that the court may assess part or all of those costs and expenses against a shareholder whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Once the Company receives your original “Demand for Payment Under Dissenters’ Rights” properly completed in the form attached hereto as Exhibit B, you may not transfer your Company share. You must comply with this restriction in order to continue your exercise of dissenters’ rights.

You may wish to review the reports, proxy statements and other information that the Company has filed with the Securities and Exchange Commission (“SEC") before you decide whether to accept the $0.05 to be paid for each share of the Company you hold prior to the Transaction or to reject such amount and seek to exercise dissenters’ rights. You can read and copy any materials that the Company has filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company has filed its reports and proxy statements with the SEC electronically. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding the Company. The address of the SEC Internet site is http://www.sec.gov.

Sincerely, Broadview Institute, Inc.

3

EXHIBIT A

302A.471 Rights Of Dissenting Shareholders.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2) The applicability of clause (1) is determined as of:

(i)  the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures For Asserting Dissenters' Rights.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

EXHIBIT B

DEMAND FOR PAYMENT

UNDER DISSENTERS’ RIGHTS

Broadview Institute, Inc. 8147 Globe Drive Woodbury, Minnesota 55125 Attention: Kenneth J. McCarthy, Chief Financial Officer

NOTE – DO NOT USE THIS FORM IF YOU ARE RETURNING YOUR CERTIFICATES IN ORDER TO RECEIVE THE $0.05 PER SHARE BEING PAID IN THE TRANSACTION. (Use the “Letter of Transmittal” form provided by the Company or its transfer agent, and NOT this form, if you are submitting your shares in order to receive the $0.05 per share being paid in the Transaction.) This “Demand for Payment Under Dissenters’ Rights” form should be used ONLY by those, if any, who are exercising dissenters’ rights.

In connection with the process for exercising dissenters’ rights, the undersigned, pursuant to Minnesota Statutes Section 302A.473, Subd. 4(b), hereby encloses with this “Demand for Payment Under Dissenters’ Rights” and hereby deposits with Broadview Institute, Inc. (the “Company”), the shares of Common Stock of the Company represented by the certificates listed below, and the undersigned demands payment therefor under such dissenters’ rights:

DESCRIPTION OF SHARES DEPOSITED

(To be Completed by the Shareholder)

Certificate No. (Complete for Certificated Securities Only)	Number of Shares (Complete for All Securities)	Date Shares Acquired (Complete for All Securities)

(ATTACH A SEPARATE SHEET IF ADDITIONAL SPACE IS NECESSARY AND CHECK HERE [   ])

The undersigned hereby transfers all right, title and interest in the above-described shares to the Company and represents and warrants to the Company that (i) the undersigned has full authority to transfer the above-described shares and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, charges, encumbrances and claims, and (ii) the undersigned, or the beneficial owner on whose behalf the undersigned is submitting this “Demand for Payment Under Dissenters’ Rights,” acquired the shares on the date(s) set forth above.

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All authority conferred hereby shall survive the death or incapacity of the undersigned, and all obligations of the undersigned hereunder shall be binding upon the undersigned's heirs, representatives and assigns.

[Signature page follows]

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Signature page to “Demand for Payment Under Dissenters’ Rights”

Very truly yours,

______________________________

(Signature of Registered Holder(s))

Must be signed by registered

holder(s) exactly as name appears

on stock certificate(s)

or by person(s) authorized to become

registered holder(s) per the certificates

and properly completed transfer documents

transmitted with this Demand.

Print Name and Address

____________________________

____________________________

____________________________

____________________________

Dated: _____________, 2015

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